Exhibit 4.1

BRAGG GAMING GROUP INC.

ANNUAL INFORMATION FORM

FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2020

DATED: March 25, 2021

TABLE OF CONTENTS

PAGE
explanatory notes AND OTHER INFORMATION	1
EXCHANGE RATE DATA	1
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	2
Non-IFRS MEasures	3
CORPORATE STRUCTURE	4
Name, Address and Incorporation	4
Inter-corporate Relationships	5
GENERAL DEVELOPMENT OF THE BUSINESS	5
Three Year History	5
Description of the Business	10
Market	14
Intellectual Property	15
Licenses & Registrations	15
Regulatory Environment and Regulatory Compliance	17
RISK FACTORS	21
Risk Factors Related to the Company	21
Risk Factors Related to Oryx	29
DIVIDENDS AND DISTRIBUTIONS	37
DESCRIPTION OF CAPITAL STRUCTURE	37
Common Shares	37
Equity Awards	37
Warrants	38
MARKET FOR SECURITIES	39
Trading Price and Volume	38
Prior Sales	38
DIRECTORS AND OFFICERS	39
Name, Occupation and Security Holding	39
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	41
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	42
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	43
TRANSFER AGENT AND REGISTRAR	43
MATERIAL CONTRACTS	43
INTERESTS OF EXPERTS	43

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TABLE OF CONTENTS

(continued)

PAGE

AUDIT COMMITTEE DISCLOSURE	44
ADDITIONAL INFORMATION	46
Schedule "A" AUDIT COMMITTEE CHARTER	A-1

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explanatory notes AND OTHER INFORMATION

In this annual information form ("AIF" or "Annual Information Form"), unless the context otherwise requires, all references to the "Company", "Bragg", "we", "us", or "our" refers to Bragg Gaming Group Inc., together with its wholly-owned subsidiaries and entities.

In this AIF, unless the context otherwise requires, all references to "Oryx" refers to Oryx Gaming International LLC, together with its wholly-owned subsidiaries and entities on a consolidated basis.

This AIF applies to the business activities and operations of the Company for the year ended December 31, 2020, unless otherwise indicated.

This AIF contains company names, product names, trade names, trademarks and service marks of the Company and other organizations, all of which are the property of their respective owners.

EXCHANGE RATE DATA

Except as otherwise indicated in this AIF, references to "Canadian dollars" or "C$" are to the currency of Canada, references to "U.S. dollars" or "US$" are to the currency of the United States, references to "GBP" or "£" are to the currency of the United Kingdom and references to "EUR" or "€" are to European Euros.

The following table sets forth, for the periods indicated, the high, low, average and period-end rates of exchange for one U.S. dollar, expressed in Canadian dollars, published by the Bank of Canada (based on the daily average rates as reported by the Bank of Canada).

	Year Ended December 31, 2020	Year Ended December 31, 2019
High	1.4496	1.3600
Low	1.2718	1.2988
Average rate per period	1.3415	1.3269
Rate at end of period	1.2732	1.2988

The following table sets forth, for the periods indicated, the high, low, average and period-end rates of exchange for one Euro, expressed in Canadian dollars, published by the Bank of Canada (based on the daily average rates as reported by the Bank of Canada).

	Year Ended December 31, 2020	Year Ended December 31, 2019
High	1.5851	1.5441
Low	1.4282	1.4438
Average rate per period	1.5298	1.4856
Rate at end of period	1.5608	1.4583

The following table sets forth, for the periods indicated, the high, low, average and period-end rates of exchange for one British pound sterling, expressed in Canadian dollars, published by the Bank of Canada (based on the daily average rates as reported by the Bank of Canada).

	Year Ended December 31, 2020	Year Ended December 31, 2019
High	1.7835	1.7743
Low	1.6733	1.5955
Average rate per period	1.7199	1.6945
Rate at end of period	1.7381	1.7174

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this AIF constitute forward-looking statements. These statements relate to future events or future performance of the Company. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company believes the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this AIF, should not be unduly relied upon. These statements speak only as of the date of this AIF or as of the date specified in the documents incorporated by reference into this AIF, as the case may be.

Some of the information contained in this Annual Information Form contains forward-looking statements that involve risks and uncertainties. Applicable risks and uncertainties include, but are not limited to:

•	new and emerging markets;
•	regulatory landscape in significant jurisdictions in which the Company operates;
•	the plans, costs, and timing for future research and development of the Company's current and future technologies, including additional platforms;
•	competition and changes in the competitive landscape;
•	projections of market prices and costs;
•	prices and price volatility of the Company's products;
•	expected revenues and the ability to attain profitability;
•	expectations regarding the ability to raise capital on acceptable terms;
•	currency, exchange and interest rates;
•	reliance on top customers and key personnel and employees;
•	the Company's management and protection of intellectual property and other proprietary rights;
•	changes in, or in the interpretation of, legislation with respect to the Company's tax liabilities;
•	changes in taxation regimes;
•	money laundering and fraudulent activity;
•	deriving revenue from players located in jurisdictions in which the Company does not hold a license, and the impact of customers' operations in unregulated or prohibited jurisdictions;
•	reliance on strategic alliances and relationships with third party network infrastructure developers and service platform vendors;

•	risks related to COVID-19;
•	various recommendations, orders and measures of governmental authorities to try to limit the pandemic;
•	travel restrictions, border closures, nonessential business closures, quarantines, self-isolations, shelters-in-place and social distancing;
•	the costs and potential impact of obtaining all necessary regulatory approvals, and complying with existing and proposed laws in a heavily regulated industry;
•	disruptions to markets, economic activity, financing, and supply chains, and a deterioration of general economic conditions including a possible national or global recession; and
•	the other factors discussed under "Risk Factors".

Readers are cautioned that the foregoing lists of factors are not exhaustive. Should one or more of these risks and uncertainties materialize, or should the Company's estimates or underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described in forward-looking statements. The Company cannot guarantee future results, levels of activity, performance, or achievements. Moreover, the Company does not assume responsibility for the outcome of the forward-looking statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements.

The forward-looking statements contained in this AIF are expressly qualified by this cautionary statement. The Company does not undertake any obligation to publicly update or revise any forward-looking statements except as expressly required by applicable securities laws.

Non-IFRS MEasures

This AIF makes reference to certain non-IFRS measures. These non-IFRS measures are not recognized measures under International Financial Reporting Standards ("IFRS") and do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-IFRS measures are provided as additional information to complement those IFRS measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these non-IFRS measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under IFRS. The Company uses the non-IFRS financial measures "EBITDA" and "Adjusted EBITDA" (each defined below). These non-IFRS measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on IFRS measures. The Company also believes that securities analysts, investors and other interested parties frequently use non-IFRS measures in the evaluation of issuers. The Company's management uses non-IFRS measures in order to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation.

The Company defined such non-IFRS measures as follows:

"EBITDA" is calculated by adding back certain non-cash items to net income or loss from continuing operations and is used by management to measure operating performance. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization; provided that all revenue, costs and expenses shall be recorded on an accrual basis. The Company’s method of calculating EBITDA may differ from the method used by other issuers and, accordingly, the Company’s EBITDA calculation may not be comparable to similarly titled measures used by other issuers.

"Adjusted EBITDA" means earnings before interest, taxes, depreciation, and amortization after:

•	adding back share based payments;
•	adding back transaction and acquisition costs;
•	adding back exceptional costs
•	adding back impairment of intangible assets and goodwill;
•	deducting lease payments recorded as a depreciation and interest expense under IFRS standards; and
•	adding back or deducting gain / loss on re-measurement of contingent and deferred consideration.

CORPORATE STRUCTURE

Name, Address and Incorporation

The Company was incorporated on March 17, 2004 under the name Rockies Financial Corporation pursuant to the Canada Business Corporations Act ("CBCA"). By Certificate of Amendment dated October 29, 2004, the Company removed its "private company" restrictions within the meaning of applicable securities laws. The common shares of the capital of the Company (the "Common Shares") were admitted for trading on the TSX Venture Exchange (the "TSXV") under the ticker symbol RKI.P at the opening of the market on March 18, 2005 as a capital pool company.

On June 22, 2007, the Company entered into a share exchange agreement, pursuant to which it agreed to acquire all of the issued and outstanding securities of Sprylogics International Inc. ("SII"). The transaction constituted the Company's qualifying transaction and was a reverse takeover of the Company by SII. The qualifying transaction was completed on July 4, 2007, resulting in SII becoming a wholly-owned subsidiary of the Company.

On September 19, 2007, the Company's shareholders (the "Shareholders") approved a name change of the Company to Sprylogics International Corp., and on October 9, 2007, the Common Shares began trading on the TSXV under the ticker symbol "SPY".

On September 3, 2013, the Company filed articles of amendment to affect the consolidation of the Common Shares on the basis of one new post-consolidation Common Share for every 10 pre-consolidation Common Shares.

On September 9, 2015, the Company filed articles of amendment to change the name of the Company to "Breaking Data Corp.".

On April 13, 2017, the Company filed articles of amendment to consolidate the Common Shares on the basis of one new post-consolidation Common Share for every ten pre-consolidation Common Shares.

On December 21, 2018, the Company filed articles of amendment to change the name of the Company to "Bragg Gaming Group Inc.", and on December 27, 2018, the Company began trading on the TSXV under the ticker symbol "BRAG". The outstanding Common Shares are currently traded on the OTCQX under the trading symbol, "BRGGF".

On January 27, 2021, the Common Shares began trading on the TSX under the ticker symbol "BRAG" and ceased trading on the TSXV.

The registered office of the Company is located 130 King Street West, Suite 1955, Toronto, Ontario M5X 1E3.

Inter-corporate Relationships

The Company's principal subsidiary is Oryx, which was incorporated in the State of Delaware and is headquartered in Las Vegas. Oryx is wholly-owned by the Company and, together with its subsidiaries, carries on substantially all of the business of the consolidated enterprise. Oryx's primary operations are provided through its wholly-owned subsidiaries in Malta, Slovenia, and Cyprus. See "Description of the Business" below.

The following table sets out material inter-corporate relationships of the Company as of the date of this AIF:

GENERAL DEVELOPMENT OF THE BUSINESS

This section discusses the major events or conditions that have influenced the general development of the Company.

Three Year History

2018

Financing – Common Shares

On January 23, 2018 the Company completed a private placement financing. Pursuant to the offering, the Company issued 1,000,000 Common Shares at a price of C$3.00 for aggregate gross proceeds of C$3,000,000.

Financing – Subscription Receipt Offering

On November 29, 2018, (the "Closing Date") the Company announced the closing of an offering of subscription receipts ("Subscription Receipts"), at an price of C$0.51 per subscription receipt for aggregate gross proceeds of C$13,799,989 ("2018 Financing").

The 2018 Financing was completed on a best efforts, private placement basis, with Eight Capital as lead agent, and Canaccord Genuity Corp. and Haywood Securities Inc. as agents (collectively, the "Agents"). In connection with the 2018 Financing, the Agents received a cash commission equal to 6.0% of the aggregate gross proceeds of the 2018 Financing, excluding the gross proceeds raised from sales to "president's list" purchasers. In addition, the Company issued to the Agents 1,601,784 non-transferrable special warrant compensation options (the "Special Warrant Compensation Options") earned in full at the Closing Date, being an amount equal to 6.0% of the number of Subscription Receipts sold pursuant to the 2018 Financing. Each Special Warrant Compensation Option was automatically exercised for one Compensation Option. Each Compensation Option entitled the holder thereof to acquire one Unit (a "Compensation Option Unit") at the exercise price of C$0.51 per Compensation Option Unit for a period of 24 months following the Closing Date, each Compensation Option Unit being comprised of one Common Share (a "Compensation Option Share") and one Warrant (a "Compensation Option Warrant"). Each Compensation Option Warrant entitles the holder to purchase one Warrant Share at a price of C$0.76 within 24 months of the Closing Date, subject to adjustment in certain events.

Transaction with AA Acquisition Group Inc. and Oryx Gaming International LLC

On December 20, 2018, the Company completed a business combination transaction with AA Acquisition Group Inc. ("AAA") by way of a "three-cornered amalgamation" (the "Transaction") whereby the Company acquired all of the issued and outstanding securities of AAA in exchange for the issuance to AAA shareholders of 20,999,995 Common Shares of the Company on a pro-rata basis (the "AAA Acquisition"). Pursuant to the AAA Acquisition, AAA amalgamated with a wholly-owned subsidiary of the Company (the "Amalgamation"). Upon completion of the Amalgamation, all of the property, rights, privileges and assets of AAA were continued as the property rights, privileges and assets of the amalgamated entity, Bragg Oryx Holdings Inc., a wholly-owned subsidiary of the Company ("Holdings"). Holdings owns, directly or indirectly, all of the issued and outstanding membership interests of Oryx.

AAA was a special purpose vehicle incorporated on April 12, 2018 under the OBCA, with the primary purpose of acquiring share capital, trade, and assets of Oryx and its two wholly-owned subsidiaries – Oryx Gaming Ltd., a company incorporated in Malta on March 11, 2013 ("OGL"), and Oryx razvojne stortive d.o.o, a company incorporated in Slovenia on April 4, 2014 ("ORS"). On December 20, 2018, AAA acquired all of the issued and outstanding membership interests of Oryx (the "Oryx Acquisition") in accordance with the terms of a securities purchase agreement (the "Oryx SPA") dated August 17, 2018, as amended, between AAA, Matevž Mazij, and K.A.V.O. Holdings Limited ("KAVO"), a company controlled by Matevž Mazij, for the following consideration:

•	€1.5 million in cash on signing of the Oryx SPA;
•	€4.125 million in cash on closing of the Oryx Acquisition;
•	€1.875 million worth of Common Shares on closing of the Oryx Acquisition; and
•	Earn-out payments payable upon Oryx attaining certain benchmark EBITDA targets totalling up to €42.5 million ("Oryx Earn-Out").

The Oryx SPA sets out a maximum purchase price of €50 million after taking into consideration the Oryx Earn-Out. The Company's obligations under the Oryx Earn-Out are secured in favour of KAVO against all of the assets of Oryx.

With the closing of the Transaction, and the satisfaction of all conditions thereto, each Subscription Receipt issued under the 2018 Offering was automatically exercised into one special warrant of the Company (a "Special Warrant"), subsequently each Special Warrant was automatically exercised into one unit of the Company (each, a "Unit") consisting of one Common Share and one common share purchase warrant (each, a "Warrant"), with each Warrant being exercisable into one Common Share for a period of 24 months from the closing date of the Transaction at a price of C$0.76, subject to adjustment.

As a result of the Transaction, the Company carries on the business previously carried on by Oryx. Oryx is a turnkey gaming solution provider offering a one-step solution adaptable to various gaming markets and legislature environments. See "Description of the Business – Oryx" below for more information on the business of Oryx.

The Transaction and Amalgamation represented a "significant acquisition" to the Company for the purposes of Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations. Accordingly, the Company filed a Form 51-102F4 – Business Acquisition Report in respect of the Amalgamation. The foregoing is a summary description of certain material provisions of the Oryx SPA; it does not purport to be a comprehensive summary and is qualified in its entirety by reference to the more detailed provisions of the Oryx SPA between AAA, Matevž Mazij and KAVO, a copy of which may be obtained on request without charge from the Company at its registered office or electronically on SEDAR at www.sedar.com.

2019

Acquisition of Win Gaming Limited

On April 30, 2019, the Company completed an acquisition transaction whereby it acquired all of the equity in WIN Gaming Limited ("WIN") in exchange for cash consideration of €65,923. The purpose of the acquisition was to acquire WIN's remote gaming licence issued by the Malta Gaming Authority. WIN is a private limited liability company incorporated in Malta.

Partnership with Kambi Group

On November 5, 2019, the Company entered into an agreement ("SGC Agreement") with Kambi Group plc ("Kambi"), a global sports betting provider, and Seneca Gaming Corporation ("SGC"), a gaming operator, to provide casino services and player account management to SGC's three casinos located in Western New York. The services are provided through Oryx. The SGC Agreement sets out that the Company and Kambi will provide Oryx's gaming platform, including a player account management system, desktop and mobile gaming portal, casino services and integration with Kambi's portfolio of on-property sports wagering products inside the SGC's casinos.

2020

Sale of Sports New Media Holdings Limited

On May 1, 2020, the Company entered into an agreement with Sn&ck Media Limited ("SML") for the sale of Sports New Media Holdings Limited and its subsidiaries, including GiveMeSport ("GMS Sale"). Pursuant to the GMS Sale, the Company received total consideration of up to £400,000. The consideration consisted of an upfront cash payment of £50,000 upon completion of the GMS Sale and 10% of the gross revenues from GMS for a period of 21 months following the completion of the sale. The GMS Sale was completed on May 7, 2020.

Oryx Settlement

On May 13, 2020, the Company entered into an amending agreement with KAVO and Matevž Mazij, whereby the earn-out payment otherwise due to the Oryx Vendor on June 30, 2020 was extended to September 30, 2020 and the first earnout payment’s range was agreed to be between €10,020,000 and €11,500,000.

On September 29, 2020, the Company entered into an agreement with Matevž Mazij and KAVO to amend the Oryx SPA (the "Fifth Amending Agreement"). The Fifth Amending Agreement provides, among other things, that the Company's obligations to pay the first Oryx Earn-Out (the "First Earn-Out Payment") to KAVO would be extended for a period of four months from the deadline provided in the Oryx SPA (as amended) and upon the terms and conditions set out in the Fifth Amending Agreement. The Company and KAVO agreed that the First Earn-Out Payment would equal €10,547,761, payable in cash. In addition, it was agreed that €1,500,000 would be payable to the Oryx Vendor in relation to successful collection of certain trade receivables and that interest would be payable at a rate of 10% per annum of the principal amount of the first earnout payment commencing October 1, 2020.

On November 13, 2020, the Company amended and restated the September 29, 2020 Fifth Amending Agreement (the “Amended and Restated Fifth Amending Agreement”) and agreed that the second Oryx Earn-Out (the "Second Earn-Out Payment") would be converted into €22,000,000 worth of Common Shares by January 31, 2021 at a conversion price of C$0.73 per Common Share, pending shareholder approval. If, and only if, shareholders do not approve the transactions, or the meeting of shareholders is postponed, the due date for settlement of the equity component was further extended to December 1, 2021 and was to be settled in cash. On November 27, 2020, shareholder approval of the transactions was obtained, and the Second Earn-Out Payment was converted to Common Shares on January 18, 2021.

Exercise of Warrants

Between October 15, 2020 and November 30, 2020 1,601,784 Special Warrants and 19,456,928 Warrants issued upon closing of the Transaction with AA Acquisition Group Inc. and Oryx Gaming International LLC were exercised for gross proceeds of C$15,604,175. On November 30, 2020 9,203,658 outstanding Warrants expired. All Special Warrants were exercised prior to the expiry date.

Financing – Prospectus Offering

On November 18, 2020 the Company announced the closing of the a "bought deal" short form prospectus offering of 29,572,250 units for total gross proceeds of C$20,700,575, which included the exercise of an over-allotment option in full (the "2020 Offering").

Each unit issued pursuant to the 2020 Offering consisted of one Common Share and one half of one Common Share purchase warrant of the Company. Each warrant entitled the holder thereof to purchase one Common Share at a price equal to C$1.00 for a period of 36-months following the closing of the 2020 Offering. The warrants include an acceleration provision, exercisable at the Company’s option, if the Company's daily volume weighted average share price is greater than C$1.50 for at least ten consecutive trading days.

In addition to the units, the Company granted 1,774,335 broker warrants, each convertible to one Common Share and half of one warrant at a price equal to C$0.70.

Board and Management Changes

Effective August 27, 2020, the Company announced that its Chief Executive Officer, Dominic Mansour, was taking a period of paid leave of absence for personal reasons. To cover for the vacancy created in connection with Mr. Mansour's leave of absence, the Board appointed Adam Arviv to act as Interim Chief Executive Officer of the Company. In addition, the Board nominated and elected Mr. Arviv to serve on the Board.

On September 30, 2020, the Company announced that the Board nominated and elected Richard Carter to serve as the Executive Chairman of the Board. Mr. Carter has extensive experience in the gaming industry and held the role of CEO of interactive sports betting solutions and services provider SB Tech for the past five years, until the company's merger with digital sports entertainment and gaming company DraftKings through a three-way deal with Diamond Eagle Acquisition Corp. in April 2020. The Company also entered into a consulting agreement with the Richard Carter for consultancy, advisory assistance, and services relating to the Company's expansion into the U.S. market. In connection with Mr. Carter's election to the Board, Paul Pathak was appointed as Vice-Chairman and Lead Independent Director of the Board.

On December 2, 2020, the Company announced that the Board accepted the resignation of Dominic Mansour as the Chief Executive Officer effective November 27, 2020 and that Adam Arviv, the Interim Chief Executive Officer, assumed the role of Chief Executive Officer on a full-time basis. Dominic Mansour vacated all executive positions and resigned from the Board.

Recent Developments

Financing – Common Shares

On January 13, 2021, the Company completed a non-brokered private placement. The Company raised gross proceeds of C$3,000,000 through the issuance of 2,479,335 Common Shares at a price of C$1.21 per Common Share. Insiders of the Company subscribed for 2,479,335 Common Shares.

Acceleration of Warrants

On January 21, 2021, the Company announced that it elected to exercise its option to accelerate certain warrants issued pursuant to the 2020 Offering. Each warrant entitled the holder thereof to purchase one Common Share at a price equal to C$1.00. The expiry date of the warrants was accelerated to February 22, 2021. As at the date of this AIF, there are nil issued and outstanding warrants and 168,861 broker warrants issued and outstanding.

Oryx Second Earn-Out

On January 18, 2021, the Second Earn-Out Payment was converted into €22 million worth of Common Shares at a conversion price of C$0.73 per Common Share, subject to certain conditions, including the completion of a financing transaction and the entering into of an investor rights agreement with KAVO (the "KAVO Investor Rights Agreement"). The Fifth Amending Agreement further provides that KAVO is entitled to receive up to €1,500,000 in certain accounts receivable of the Company.

Following the completion of the Second Earn-Out Payment, Matevž Mazij became a "control person" of the Corporation, and, as of the date of this AIF, exercises control or direction over 24.7% of the outstanding Common Shares on a non-diluted basis. The Amalgamation and Transaction were completed in compliance with applicable securities laws at the time, and the Fifth Amending Agreement does not substantially change the terms of the underlying SPA. The common shares of the Corporation issued to satisfy the second earn-out payment are subject to a statutory four-month hold period. In connection with the settlement of the Second Earn-Out Payment, Matevž Mazij was appointed to the Board.

The full text of the Oryx SPA, the Fifth Amending Agreement, and the KAVO Investor Rights Agreement are filed under the Company's profile on SEDAR at www.sedar.com. Readers are encouraged to read the Oryx SPA (as amended by the Fifth Amending Agreement) and the KAVO Investor Rights Agreement in their entirety.

TSX Listing

On January 27, 2021, the Company's Common Shares began trading on the TSX, under the symbol BRAG, and ceased trading on the TSX Venture Exchange.

Board and Management Changes

On January 12, 2021, the Company announced that Paul Godfrey had been appointed to the Board. Mr. Godfrey is the Founder of Postmedia and held the role of President and CEO of Postmedia Network. He continues to act as a director and non-executive Chair of Postmedia. Mr. Godfrey holds the role of Chairman of the Board of Trustees of RioCan Real Estate Investment Trust (REI-UN.TO), and is on the Board of Directors of Canadian-based airline Cargojet (CJT.TO). He also previously held the role of Publisher and CEO of the Toronto Sun Publishing.

On March 1, 2021, the Company announced that Lara Falzon had been appointed to the Board. Ms. Falzon currently holds the role of Operational CFO of NetEnt and CFO at Red Tiger Gaming. She previously held the roles of Group CFO at Evoke Gaming Ltd. and Group Financial Controller at King. Ms. Falzon is a member of the Association of Chartered Accountants and holds a Bachelor of Commerce from the University of Malta.

Description of the Business

General

The Company, through its principal subsidiary Oryx, is a turnkey gaming solution supplier, and provides a business-to-business ("B2B") cross channel gaming platform technology, product delivery platform, casino content, managed sportsbook, lottery and managed services. Since the closing of the Transaction on December 20, 2018, Oryx became a wholly-owned subsidiary of the Company, and the Company carries on the business previously carried on by Oryx and substantially all of the Company's revenues are derived from Oryx's operations. The Company has one reportable operating segment in its continuing operations, "B2B online gaming", which is operated through Oryx. As a result of the sale of SNM in May 2020, the Company discontinued its online media business unit.

Oryx is incorporated in the State of Delaware and headquartered in Las Vegas. Its primary operations are provided through its wholly-owned subsidiaries in Malta, Slovenia, and Cyprus. See "Risk Factors – Risks Factors Related to the Company" for related risks including with respect to currency exchange risk.

Oryx is a turnkey B2B online gaming solution provider, which offers a one-step solution adaptable to various gaming markets and legislative environments. Along with its proprietary content, Oryx's content aggregator combines casino, slots, live dealer, lottery, virtual sports, and instant-win game content from gaming content providers. A description of the principal products and services of Oryx is set out below.

Operating Segment

The Company, through Oryx, has only one operating segment: B2B online gaming, and it derives 89% of its revenue from its games and content services. Oryx's customer base consists of online gaming operators. The principal products and services provided by Oryx are games and content, software platform licensing, and turnkey and management services. Approximately 94% of the Company's operating revenue is geographically based in Malta, Curaçao, Germany, Croatia, Romania, and Serbia, though this segmentation is not correlated to the geographical location of the Company's worldwide end-user base.

Products and Services

Oryx offers a full range of games including slot games, table games, card games, video bingo, scratch card games, virtual sports, and live dealer games. These games are featured on the I-Gaming Platform and are also available for use on other gaming platforms offered by third parties.

Games and Content

Oryx offers a full range of games and content portfolio. Oryx’s content aggregation offers a single integration with immediate access to over 10,000 game titles from over 100 top game providers. Oryx’s titles include some of the most popular games in German, Spanish, Japanese, Romanian, Croatian, Serbian and Latin American markets. Oryx offers Unique, exclusive and localised content from Gamomat, Peter & Sons, CandleBets, Golden Hero, Kalamba, Oryx Gaming, Givme Games, Red Tiger, Netent, Microgaming, EGT, PragmaticPlay and more. Given the amount of content in the online casino sector, the regulatory landscape and the fact that player preference is getting more and more sophisticated, the Oryx aggregator of games and content offers a great advantage to operators. Games and content aggregation streamlines the process of offering games to players and eliminates a massive tech lift on the operator side. New high-quality providers, such as the ones Oryx is offering, have emerged with attractive offerings that ultimately challenge the pocket of dominance which ‘Tier 1’ suppliers have enjoyed for too long. Operators are keen to diversify their product offering for reasons ranging from restricted market spend and bonus capabilities to greater demand for localised content. Oryx games and content offering solves these challenges for operators around the globe.

Software Platform Licensing

Oryx offers a multi-channel and cross-product platform that enables operators to manage their entire product suite using one shared account and one wallet for casino, lottery, sportsbook, and other operations ("I-Gaming Platform"). The I-Gaming Platform allows operators to maximize cross-sale opportunities and increase player value by using the fully-integrated set of tools and solutions to manage users, transactions, campaigns, reporting, and analytics. The I-Gaming Platform features Oryx games and content developed by third parties. The platform offers a full payment solution integrated with a large number of payment solution providers covering local and global markets; and it also includes a player risk profile level and an advanced rule engine for customization.

Through a single account across all products and channels, operators get a complete overview and history of customer activities, transactions, balance, and personal data. This enables a personalized approach in communication with players and tailor-made offers. The platform also offers player protection features such as deposit limits, play-time limits, loss limits, and reality checks to allow operators to encourage responsible gaming.

The I-Gaming Platform has an integrated chat function which enables quick access to customer data, and enables operators to provide unrivaled customer support as well as up-selling and cross-selling opportunities. The platform also has bonus and wagering management, whereby the platform can enable automatically triggered bonuses for deposits and signup promotions, manual bonuses given to players by customer support, bonus code and many other flexible bonus configurations. In addition, the platform provides for loyalty management wherein operators can set different levels for different game limits, transaction limits, bonuses, levels of service and predefined deposit amounts. The platform also allows for dynamic campaign management whereby operators can create automated or bespoke campaigns to maximize cross-selling opportunities to increase player value.

The I-Gaming Platform has a sophisticated business intelligence tool which can create insightful dashboards and reports on customer behaviour, financial transactions, gaming income, bets, detailed statistics of game-play, all with flexible filtering and grouping options, as well as campaigns performance reporting. The I-Gaming Platform contains an affiliate management system and portal to enable operators to build productive relationships with affiliates using redirect or download links, direct marketing CDs, coupon codes, and real-time earning and payment reporting. Further, the I-Gaming Platform provides for an integrated land-based, self-serve, betting system with support for anonymous play (cash and cashless play support), and account play (registration, login, deposit and fund transfers). Development and maintenance of the I-Gaming Platform is completed in-house by employees and contractors of Oryx and its subsidiaries.

Turnkey and Management Services

Oryx offers a complete solution for gaming operators where it will manage an operator's customers and marketing communication, using the Oryx I-Gaming Platform. The operations management services assist with hosting and security, know-your-client requirements, payment and transaction management, customer support, and risk and fraud management. Oryx's campaign management services address retention and conversion marketing programs, VIP marketing and management, and provide a personalized approach to players. These services are based on player data and correspondence history, and aim to create a strong relationship and customer loyalty. Oryx's analytics and business intelligence services aggregate, manage and utilize significant amounts of data and prepare periodic and per-request reports and insights.

Revenue and Sales

ORYX Gaming Limited (Malta)

ORYX Gaming Limited ("OGL") is a wholly-owned subsidiary of Oryx, and holds its gaming supply license, being its Maltese B2B license ("Critical Gaming Supply License") to supply ‘Type 1’ games (casino-games), which is regulated by the Malta Gaming Authority ("MGA"), and its "class 2" Romanian license ("Class 2 License"), which is regulated by the Romanian Gaming Authority. OGL generates revenue for Oryx by being the main arm through which it uses its Critical Gaming Supply License to license and/or supply proprietary and third-party gambling software products, but it does not supply Oryx Sportsbook to MGA license holders using its Critical Gaming License. OGL uses its Class 2 License to support Romanian-licensed operators.

ORYX Sales Distribution Limited (Cyprus)

ORYX Sales Distribution Limited ("OSD"), is a wholly-owned subsidiary of Oryx, and is a sales and distribution company for the license and/or supply of proprietary and third-party gambling software products to operators in non regulated markets. OSD holds no gambling licence as this is not required for its operations. The purpose of OSD is the distribution and sale of gaming software and content to markets that are not regulated by the MGA. The regulatory framework of the MGA does not permit MGA licensees to provide services to businesses that do not hold a valid MGA license. The Company incorporated the OSD subsidiary to provide non-regulated services to non-licensees. OSD is managed in a similar fashion to OGL, since both subsidiaries provide many of the same services. OGL, however, sells gaming software and content to MGA licensees, while OSD sells gaming software and content to non-MGA licensees. OSD is unregulated, requires and retains no licensees or certificates, has no physical office space, and retains no employees.

Oryx retains a corporate services firm in Cyprus that provides resident directors, as Cyprus has director residency requirements, and houses the minute book and constating documents of OSD. The nominee director of OSD can be removed or replaced by Oryx, the legal and beneficial owner of all of the issued and outstanding shares of OSD.

Revenue

Oryx sells the products it has developed (including the Oryx Games, Oryx Sportsbook, Oryx Lottery and the I-Gaming Platform) and third-party content within its solutions. Oryx also licenses its Oryx Games for use on other gaming platforms offered by third parties.

Oryx derives the majority of its revenue from operators using its platforms and proprietary and third-party content, whereby it earns a percentage of the gross gaming revenue generated by the operators. As such, the success of Oryx is tied to the performance of its operators. In addition, the Company made significant strides improving revenue diversification throughout the year. For the year ended December 31, 2020, 58% of revenue was derived from ten clients, down from 72% for the twelve months ended December 31, 2019, even though the total revenue derived from these large customers was larger than previous periods.

For the year ended December 31, 2020, the Company achieved 74.6% year-over-year revenue growth. For the year ended December 31, 2020, the Company achieved total revenue of €46.4 million (C$71.0 million), gross profit of €20.2 million (C$30.9 million), and Adjusted EBITDA of €5.5 million (C$8.5 million). The Company returned a positive Adjusted EBITDA for the second year in a row.

Operations

ORYX razvojne storitve d.o.o. (Slovenia)

ORYX razvojne storitve d.o.o. ("ORS") is a wholly-owned subsidiary of Oryx, and its principal function is as the development arm of Oryx. ORS develops and implements the gambling software products for Oryx and other subsidiaries for further licensing and/or supply to operators. ORS holds no gambling licence as this is not required for its operations.

ORS holds, together with OGL, the ISO/IEC 27001 certificate. The ISO/IEC 27001 is an international standard on how to manage information security. The standard was originally published jointly by the International Organization for Standardization (ISO) and the International Electrotechnical Commission (IEC) in 2005 and then revised in 2013. It details requirements for establishing, implementing, maintaining and continually improving an information security management system (ISMS) – the aim of which is to help organizations make the information assets they hold more secure. A European update of the standard was published in 2017. Organizations that meet the standard's requirements can choose to be certified by an accredited certification body following successful completion of an audit.

The ISO/IEC 27001 certificate is widely known, providing requirements for an ISMS, though there are more than a dozen standards in the ISO/IEC 27000 family. Using them enables organizations of any kind to manage the security of assets such as financial information, intellectual property, employee details or information entrusted by third parties.

Development

With respect to development, Oryx develops some of its own products and subcontracts out certain development activities. Software development know-how and expertise for online gambling are contained within Oryx. The main input into the development of its products is human capital in the form of employees or contractors. The I-Gaming Platform is owned by Oryx. All intellectual property is owned by Oryx, while physical assets for software development are owned by Oryx's subsidiaries.

Real Property

The Company, including Oryx, holds no real property or mortgages, but Oryx leases office space in Slovenia.

Employees

As of the date of this AIF, the Company has a total of 249 employees, which includes 237 employees employed by Oryx and its subsidiaries.

Market

Oryx is a gaming solutions provider selling to gaming operators that are headquartered in Malta, Schleswig-Holstein Germany, Romania, Croatia, Czech Republic, Serbia, Colombia, Sweden, and Denmark. While a large portion of revenue is derived from German facing operations, the Company has seen significant growth outside of Germany, which demonstrates the Company's efforts to continually diversify and reduce its exposure to any single country. Oryx intends to maintain its position by providing compliant, localized and unique solutions, highly adaptable to regulatory requirements and third-party integrations. See "Risk Factors – Risks Factors Related to the Company" for related risks including with respect to operating in different jurisdictions.

Competition

The online gaming market is extremely competitive, which is growing rapidly. Oryx is a highly sought after provider of content for operators targeting Germany, Croatia, Serbia, Romania, Bulgaria, Spain, Denmark, Sweden, Switzerland, Latin America and elsewhere in South Eastern Europe. Oryx is a primary iGaming option for new operators in the German, Croatian and Latin American markets.

The major competitors in its market are:

•	Playtech
•	EveryMatrix
•	Gaming Innovation Group
•	Optima gaming
•	IsoftBet
•	Relax gaming
•	GAN
•	Score Media and Gaming Inc.
•	International Game Technology
•	Scientific Games Corporation

Management also believes that, while most of the customers have the option of internalizing their content development, it is not likely to happen given the specialized skills required to develop content and the need of operators to supply end-users with a large variety of games.

Intellectual Property

Oryx's software is copyright protected. In addition, Oryx's protects knowledge base are considered trade secrets and it imposes non-disclosure agreements on any party it transacts with.

Oryx has a trademark registered with Slovenian Intellectual Property Office for the following:

In addition, Oryx has recently filed two more applications with the Slovenian Intellectual Property Office for the following:

•	word mark "ORYX" and
•	the sign	.

Licenses & Registrations

Oryx complies with all local rules and regulations within its operating jurisdictions and has licenses, registrations, and certificates with respect to its software and operations in the following jurisdictions: Oryx has business-to-business software licenses in Malta and Romania and has certificates and approvals to distribute their products in Croatia, Denmark, Spain, Colombia, Estonia, Gibraltar, Schleswig-Holstein Germany, Serbia, Czech Republic, Sweden, Latvia, Portugal, Switzerland, Bulgaria and the United Kingdom ("Oryx Licenses and Registrations"). Please see the chart below for further details on the licensing regime in the jurisdictions in which Oryx has material operations or currently intends to operate in the near future. In addition to the below we are in progress of applying for the following B2B licenses: Greece, the United Kingdom, Bahamas, New York, New Jersey and other U.S. states; and will be technically compliant for the following jurisdictions: The Netherlands and Italy.

Jurisdiction	Regulatory Framework (Gaming Authority)	Required Licenses/ Registrations/ Certificates	Oryx Status	Renewal	Maintenance Requirements
Malta	MGA (Malta Gaming Authority)	Supplier needs to have a B2B license.	Compliant and Live	Valid until October 2025

Personnel with key functions must file personal declaration forms:

(a)  CEO;

(b)  CFO;

(c)  Legal and compliance;

(d)  Technical and information security;

(e)  day to day gaming operations; and

(f)   internal audit.

Jurisdiction	Regulatory Framework (Gaming Authority)	Required Licenses/ Registrations/ Certificates	Oryx Status	Renewal	Maintenance Requirements
Romania	Romanian gaming authority (ONJN)	Supplier needs to have a B2B license. Certificate required for games and platform.	Compliant and Live	B2B license is valid indefinitely subject to payment of annual fees and yearly audit. Certificate is subject to annual renewal or upon specific changes.	N/A
Germany (Schleswig- Holstein)	Ministerium für Inneres, ländliche Räume und Integration des Schleswig- Holstein. Currently only one state has regulated online gambling; federal gaming regulation is in development.	Registration required for games and platform.	Compliant and Live	Ongoing	N/A
Curacao	E-gaming License Authority	Suppliers are not required to hold a gaming license.	N/A (Live)	N/A	N/A
Croatia	Croatian tax authority	Suppliers are not required to hold a gaming license. Certificate required for games and platform.	Compliant and Live	Ongoing	N/A
Paraguay	Comision Nacional de Juegos de Azar (CONAJZAR)	Online gaming is not regulated.	N/A (Live)	N/A	N/A
Gibraltar	Gibraltar Gambling Commission (GGC)	Certificate required for games – UK game certificate is acceptable. Sheltering of Oryx by a GIB B2B licensed third party.	Compliant and Live	N/A	N/A
Colombia	Coljuegos	Certificate required for games and platform.	Compliant / currently not Live	Certificate is subject to annual renewal or upon specific changes.	N/A
Spain	Directorate General for the Regulation of Gambling	Certificate required for games and platform.	Compliant and Live	To be determined.	N/A
Sweden	Swedish Gambling Authority	Certificate required for games and platform.	Compliant and Live	To be determined.	N/A
Slovenia	Slovenian Tax Authority	Suppliers are not required to hold a gaming license.	Compliant / currently not live	N/A	N/A
Serbia	Military Technical Institute Belgrade	Suppliers are not required to hold a gaming license.	Compliant and Live	N/A	N/A
Montenegro	N/A	Certificate required for games – UK game certificate is acceptable.	Compliant and Live	N/A	N/A
Estonia	Tax and Customs Board	Certificate required for games – UK game certificate is acceptable.	Complaint and Live	N/A	N/A

Jurisdiction	Regulatory Framework (Gaming Authority)	Required Licenses/ Registrations/ Certificates	Oryx Status	Renewal	Maintenance Requirements
Czech Republic	Ministry of Finance	Certificate required for games. Approval for the platform.	Compliant not Live	N/A	N/A
Denmark	Danish Gambling Authority	Certificate required for games	Compliant and Live	TBD	Servers: EU Certification: Games Yearly pentest Yearly/Quarterly change management review
Latvia	LOTTERIES AND GAMBLING SUPERVISORY INSPECTION OF LATVIA	Certificate required for games	Compliant and Live	N/A	N/A
Portugal	Portuguese Gambling Regulator (SRIJ)	Certificate required for games	Compliant and not live	N/A	N/A
Switzerland	Federal Gaming Board	Certificate required for games. ISO 27001 required.	Compliant and live	N/A	Yearly ISO certificate maintenance

Notes:

(1)	An application is in the process of being filed with respect to a license and registration with the United Kingdom Gaming Commission. A certificate has been issued with respect to the games and the platform.

Regulatory Environment and Regulatory Compliance

Generally, the development, distribution and use of gaming software in the jurisdictions where Oryx conducts business are subject to licensing and regulation. Online gambling is generally authorized under license, with gaming authorities generating revenue from license fees and taxation. In order to develop and distribute Oryx's software, which is targeted to the gaming market, Oryx must comply with the applicable regulations of each jurisdiction in which Oryx seeks to conduct business activities, which in some circumstances includes the jurisdictions in which Oryx's customers conduct their activities.

Oryx operates in a complex environment, with jurisdictions adopting inconsistent approaches to regulation. In keeping with the industry standards, generally, Oryx and its commercial partners have established their core operational presence within the licensing jurisdiction of Malta, as detailed below. They will then derive revenue from players who are located in a variety of jurisdictions, having established first the extent to which such jurisdictions' laws and regulations apply and/or are enforceable and while also ensuring that their deriving such revenue is consistent with their ongoing compliance with the applicable laws in the licensing jurisdictions themselves.

While a number of European jurisdictions have enacted legislation that specifically criminalizes the activity of an unlicensed online gambling operator and have done so through legislation that is no longer subject to any challenge through any subsequent due process (for example, such a challenge could be brought where a piece of legislation has been enacted in contravention of previously issued advice from the European Commission), not all jurisdictions approach the industry in this way.

In certain territories, legislation has been enacted that may be subject to potential future challenge as to its validity (such as an aforementioned EU-law challenge). Furthermore, there may be arguments that taking business from players located in a particular unregulated jurisdiction would not necessarily contravene local laws, for example, on the basis that laws have not been updated to embrace remote supply, or may not operate in such a way to be applied extra-territorially.

Nearly all the jurisdictions in which Oryx provides products to business-to-consumer ("B2C") operators regulate B2B gaming software developers and distributors, such as Oryx. Where B2B licensure is not required, Oryx coordinates with B2C customers to deliver products to them in a way so they may comply with the local requirements. While certain jurisdictions require B2B gaming software companies, such as Oryx, to be licensed, the focus, rigor, and licensure process, and ongoing regulation, is different for B2C businesses operating in those jurisdictions.

Oryx also takes certain precautions through common industry contract provisions and the use of a compliance plan to only do business with customers who do not operate in prohibited jurisdictions. As Oryx grows and expands into new markets or as jurisdictions regulate their markets, Oryx may require additional gaming licenses and may be subject to different regulatory regimes.

Gaming regulations applicable to Oryx are generally focused on two areas of Oryx's operations: (i) corporate/personnel regulations; and (ii) product/technical regulations:

•	Corporate/personnel regulations establish the qualifications and conditions that Oryx must satisfy with respect to the history and future conduct of business and the suitability of the individuals Oryx employs. This type of regulation is intended to ensure the integrity of participants in the gaming industry.
•	Product/technical regulations are the rules related to the products Oryx may offer and the specifications those products must embody in a particular market. This type of regulation is intended to validate that the products Oryx offers to players or related services are permitted, fair and honest.

In order to maintain the Oryx Licenses and Registrations, Oryx must submit to regular monitoring of Oryx's business by gaming authorities, including regular compliance audits. In some jurisdictions, Oryx is required to submit quarterly and annual reports that detail Oryx's business activity, financial matters, and compliance processes. Certain material events, such as key employee, director or officer appointments and dismissals, regulatory actions, share transfers, material transactions and loans, or material litigation must be reported within short timeframes (typically within 5 and 30 days of the event).

The jurisdictions where Oryx has the Oryx Licenses and Registrations have certain regulatory obligations requiring B2B suppliers to establish internal controls to identify potential business circumstances, companies, and people that could be harmful to the gaming industry and to take appropriate action to avoid or remove Oryx from such unsuitable situations. As a result, Oryx must monitor and review itself and Oryx's customers to limit Oryx's involvement in situations where Oryx should reasonably know that its activities or Oryx's customer's activities are incompatible with its licensing requirements, which includes the ongoing use or offering of Oryx's products in jurisdictions where gambling or interactive gaming is prohibited.

Oryx's compliance plan is a comprehensive internal policy that outlines regulatory parameters for certain aspects of Oryx's business operations.

Oryx maintains and regularly updates a restricted territories list for jurisdictions where gambling or interactive gaming is prohibited, which currently includes: United States, Canada, Australia, France, Israel and Slovenia. Some jurisdictions prohibit gaming in all or certain forms. In addition, by statute or other operation of law, certain jurisdictions provide a termination right available to a gaming licensee if a party to a contract is determined to be unfit for the gaming industry. Oryx does not market its offerings in jurisdictions where there are prohibitions that clearly apply to its activities and the business models it has adopted. Oryx I-Gaming platform utilises market leading third party geo-ip services to reveal the location of the player. which mostly identify the player's location based on IP address and known proxy service provider list. Geo-location of the player is checked at the time of registration and at every login. The platform enforces geo-blocking procedures based on the identified location and the operation's allowed/banned country list. There are no known circumstances where it would not be technically possible to impose geo-blocking.

Oryx's payment processors and B2C customers have certain protective measures to prevent fraud and money laundering, which are required by regulation and their own internal business operations. Oryx has also adopted a fraud management policy and anti-money laundering policy to assist Oryx's customers, partners and the regulators prevent or identify illegal activity. Measures adopted under such policies include the creation of a dedicated fraud management team to monitor suspected fraudulent activity, the implementation of internal fraud reporting procedures and the use of fraud management software to timely communicate the information to the other stakeholders in these objectives. When contracting and integrating directly with licensed casino operators, Oryx performs due diligence as part of the contracting process. If any suspicious activities are detected, Oryx reports such activities to the relevant authorities.

Currently, the majority of the international operations undertaken by Oryx are licensed directly in Malta and Romania. Oryx is also certified, but not licensed, in the UK, the State of Schleswig Holstein (Germany), Croatia, Serbia, Estonia and Latvia. In these territories, Oryx is certified to provide its services to locally licensed commercial partners. Malta is the key interactive gaming jurisdiction with comprehensive and mature interactive gaming policies and regulatory frameworks. As a result, Malta hosts and licenses many of the industry's largest operators.

Malta

The MGA is the regulatory body that is responsible for the governance of all gaming activities in Malta. The MGA issues licenses for the operation of online casino games, games of chance, online sports betting and general games that utilise a random number generator. Pursuant to the remote gaming laws and regulations, any person who operates, promotes, sells, supplies or manages interactive gaming in or from Malta must obtain the appropriate license from the MGA. To qualify for a license, an applicant must be a body corporate registered and incorporated in Malta.

Applicants must provide information, including, but not limited to:

•	personal financial background information;
•	interest in other commercial activities;
•	criminal record information;
•	information concerning all pecuniary and/or equity interests; and
•	any other information that the MGA requires, for every director and key official of the applicant and for every shareholder with 5% or more ownership of, or controlling interest, in the applicant. The MGA may, at its sole discretion, require that all beneficial owners of shares in the applicant's company provide such information.

Remote gambling operators are required to pay a gambling tax to the Maltese authorities. The amount of this tax varies depending on the type of license issued and maintained by the operator or software/services supplier.

A remote gaming license is to be renewed every five years from the date of issue of the license. The MGA requires that the licensee commence the renewal process at least 60 days from the date of expiry of the license.

Other Markets

All the gambling regulators that oversee the operations of Oryx's subsidiaries have acknowledged that remote gambling operators are required to assess the applicability and enforceability of any laws and regulations that may impact their activities, including the laws and regulations in the jurisdictions from where Oryx derives revenue and yet in which no gambling licenses are held.

Other Regulatory Regimes and Future Developments

While certain European countries, such as Malta and Gibraltar, have adopted "point-of-supply" regimes which generally permit their licensees to accept wagers from any jurisdiction that does not expressly prohibit the supply of online gaming from outside such jurisdiction, other countries, including the UK, Italy, France, Spain and Denmark, have implemented, or are in the process of implementing, "point-of-consumption" regimes which only permit the targeting of the domestic market, provided the appropriate local license is obtained and local taxes accounted for (regardless of where the operator's assets, infrastructure and employees may be located). Such licensing regimes can apply onerous compliance requirements and/or introduce product restrictions or marketing restrictions that could have an adverse effect on Oryx's operations (and correspondingly on its financial performance) were it to obtain and maintain such licenses.

Other European territories continue to defend limited licensing regimes that protect monopoly providers and, in certain jurisdictions, have combined this with an attempt to prohibit or otherwise restrict all other supplies into the territory. Restrictive approaches to the regulation of internet gambling may yet be deemed to be in potential conflict (in any specific jurisdiction) with the Treaty for the Functioning of the European Union ("TFEU") treaty laws (governing the free movement of trade and services throughout the EU) and case law rendered by the ECJ.

A challenge to the validity of any EU jurisdiction's approach to gambling regulation would focus on restrictions on the freedoms of establishment or the freedom to provide services. Restrictions usually take one of a number of forms, including: (i) granting exclusive rights in certain, or all, gambling activities to one or a few providers; (ii) implementing a blanket exclusion of all gambling activities; (iii) prohibiting, on pain of criminal penalties, the pursuit of activities in the betting and gaming sector without a license or police authorization issued by the Relevant Member State; (iv) limiting the number of licenses available to conduct particular gambling activities; (v) limiting the duration of licenses; (vi) unfair or discriminatory procedures for awarding licenses; and/or (vii) requirement for local establishment.

A series of recent ECJ decisions have given EU member states wide latitude in regulating the online gambling market. However, a framework within which member states must operate has evolved through such jurisprudence and, once evidence of a restriction has been established, it is necessary to determine if such a restriction can be justified by the member state. As case law developed, the assessment as to whether a restriction on the European market freedoms is justified became divided into four criteria, which must be cumulatively met. Any restriction must be: (i) non- discriminatory; (ii) for the public interest; (iii) suitable (such that it achieves the purposes for which the restriction is introduced); and (iv) necessary (i.e., does not go beyond the intended purposes).

As a result of various ECJ decisions over the past several years that clearly indicated a lack of recognition by various member states of their obligations flowing from the TFEU, as highlighted in the aforementioned jurisprudence, the European Commission attempted to prompt the introduction of initiatives that would harmonise the regulation of online gambling within the EU, which is in line with the TFEU's stated objective of encouraging a free and open cross- border market. In early 2011, the European Commission's then Internal Market Commissioner, Michel Barnier, began an EU-wide consultation and review process to assess the possibility of harmonizing the regulation of certain aspects of online gambling regulation. Harmonization in the area of online gambling, however, has been met with substantial opposition in the past, and it is now considered highly unlikely that the harmonization will occur (not least as the ECJ has also made it clear, within jurisprudence, that provided it enacts legislation that is in line with the four criteria stated in the paragraph immediately above, then it is not obliged to recognize any licenses issued to a gambling operator in any other member state).

Contemporaneous with its efforts to harmonize European online gambling laws, the European Commission has initiated infringement proceedings against various member states in relation to perceived breaches of Article 56 of the TFEU, including the latest such action commenced against Sweden in late 2013, which culminated in October 2014 with a referral of Sweden to the ECJ for lack of compliance with EU law. In other cases, there has not been such action and some have not reached a conclusion. There remains an ongoing risk that any resolution of such cases will result in a regulatory regime unfavorable to Oryx or its commercial partners. In the interim period, there remains uncertainty and an unpredictability around how member states may approach the ongoing supply into their jurisdictions by operators based outside the jurisdiction. This uncertainty creates ongoing risk to the business of any operator.

RISK FACTORS

Risk Factors Related to the Company

The regulatory environment regarding the internet and electronic commerce is continually evolving and the application of existing laws can be uncertain

In addition to regulations pertaining specifically to online gambling, the Company may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce generally. New laws and regulations that address issues such as consumer protection, user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is fluid and uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are actually applicable to the remote supply of online gambling content and products. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet for gaming and gambling to the extent it would indirectly impact such activities, and result in a decrease in the demand for Oryx's products and services, increase its cost of doing business or could otherwise have a material adverse effect on Oryx's business, prospects, revenues, operating results and financial condition.

Impact of laws

The Company and its subsidiaries are incorporated under the laws of, and/or will operate offices in, Canada, the United Kingdom, the United States, Slovenia and Malta. The Company and its subsidiaries are and will be subject to a variety of laws in Canada, the United Kingdom, the United States, Slovenia, Malta, jurisdictions where it holds the Oryx Licenses and Registrations, and abroad, including laws regarding privacy, intellectual property, taxation and distribution that are continuously evolving and developing. The scope, enforcement and interpretation of the laws that are or may be applicable to the Company and its subsidiaries are often uncertain and may be conflicting. It is also likely that as business grows and expands, the Company will become subject to laws and regulations in additional jurisdictions. Compliance with applicable laws or regulations could be very difficult or liability could arise under these laws or regulations, including due to amendments to or evolving interpretation and enforcement of such laws and regulations. As a result, the Company could be directly harmed, and may be forced to implement new measures to reduce the exposure to this liability. This may require substantial resources to be expended, which could harm the business, financial condition and results of operations of the Company.

The Company operates in a new and developing industry

The industries within which the Company operates are relatively new and rapidly evolving and as such it is difficult to predict the prospects for growth in these industries. If these industries grow more slowly than anticipated or the Company's existing offerings lose, or its new offerings fail to achieve market acceptance, the Company may be unable to achieve its strategic objectives, which could have a material adverse effect on the Company's prospects, business, financial condition or results of operations.

Competition

The industries within which the Company operates are rapidly evolving and intensely competitive, and are subject to changing technology, shifting user needs, and frequent introductions of new offerings. The Company's current and potential competitors include large and established companies as well as other start-up companies. Certain competitors have more established relationships and greater financial resources and they can use their resources against the Company in a variety of competitive ways, including by making acquisitions, investing aggressively in research and development and advertising. Emerging start-ups may be able to innovate and provide offerings faster than the Company can. If competitors are more successful than the Company in developing compelling offerings, the Company's revenue and growth rates could be negatively affected. There is no assurance that the Company will be able to maintain or grow its position in the marketplace.

Restricted ability to enforce contracts in certain jurisdictions

The legal framework, ways of working and conduct of business affairs in certain jurisdictions can differ from what may be considered as standard market practice in other jurisdictions in which the Company operates. To the extent that such agreements may be subject to any default, dispute or enforcement action, its recourse to local courts or other enforcement bodies to enforce its rights under such agreements may be limited by virtue of the perceived closed nature of such businesses and communities. The Company has sought to mitigate such risks in the course of commercially settling the existing relevant contracts and will seek to do so in any future relevant contract being mindful of the circumstance as a matter of prudent business conduct however any inability on the Company's part to enforce its contracts could have a direct effect on the revenue generated under such contracts. Furthermore, any deterioration, for any reason, in the strong business relationships which the Company currently enjoys with its customers could harm its business reputation and have a material adverse effect on its operations, financial performance and prospects.

Additional capital requirements

The Company has limited financial resources and may require substantial additional equity or debt financing in order to carry out its business objectives, including the continued development of new and upgraded functionality of the Company's offerings. There can be no assurance that debt or equity financing or cash generated by operations would be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it would be on terms acceptable to the Company. Failure to obtain sufficient financing may result in the delay or indefinite postponement of development or production on any or all of the Company's offerings which could have a material adverse effect on the Company's business, financial condition and results of operations.

Brand development

The brand identities that the Company has developed have significantly contributed to the success of its businesses. Maintaining and enhancing its brands is critical to expanding the Company's base of customers, users, end users, advertisers and partners, as applicable. The Company believes that the importance of brand recognition will increase due to the relatively low barriers to entry in its industries. The brands may be negatively impacted by a number of factors, including product malfunctions, delivery of incorrect information, data privacy and security issues. If the Company fails to maintain and enhance its brands, or if the Company incurs excessive expenses in this effort, it could have a material adverse effect on the Company's prospects, business, financial condition and results of operations. Maintaining and enhancing its brands will depend largely on the Company's ability to be a technology leader and to continue to provide high-quality products and services, which the Company may not do successfully.

Dependence on key personnel and employees

The success of the Company is dependent on the services and performance of key executives, including the directors and officers of the Company and a small number of highly skilled and experienced executives and personnel. The Company strongly depends on the business and technical expertise of its management and key personnel. The loss of any of these individuals or the Company's inability to attract and retain additional highly skilled employees may adversely affect its business and future operations. The competition for highly skilled technical, research and development, management and other employees is high and there can be no assurance that the Company will be able to engage the services of such personnel or retain its current personnel.

Rapid technology developments

The industries within which the Company operates are characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. To keep pace with the technological developments, achieve product acceptance and remain relevant to users and therefore attractive to customers and advertisers, the Company will need to continue developing new and upgraded functionality of its offerings and adapt to new business environments and competing technologies and offerings developed by its competitors. The process of developing new technology is complex and uncertain. To the extent the Company is not able to adapt to new technologies and/or standards, experiences delays in implementing adaptive measures or fails to accurately predict emerging technological trends and the changing needs of end-users, this could have a material adverse effect on the Company's prospects, business, financial condition or results of operations. The development and application of new technologies involve time, substantial costs and risks. There can be no certainty that the Company will be able to develop new offerings and technologies to keep up-to-date with developments in the industries within which it operates and, in particular, to launch such offerings or technologies in a timely manner or at all.

Reliance on collaborative partners

The Company expects to rely on collaborative arrangements to provide services and to develop and commercialize some of its offerings in the future. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements, that such collaborative arrangements will be successful or that the Company would not be required to relinquish certain material rights to its offerings. In addition, there can be no assurance that the Company's collaborative partners will not pursue alternative technologies or develop alternative offerings either on their own or in collaboration with others, including the Company's competitors. To the extent that the Company succeeds in entering into collaborative arrangements, it will be dependent on the efforts of third parties for the continued development of certain offerings.

Additionally, the Company employs agents and subcontractors as part of the delivery of the Company's services to its customers and as part of the development and commercialization of the Company's offerings. The ultimate liability for the performance of the agents or subcontractors lies with the Company. Further, the Company's business model is based on the distribution of its products and services by third parties, including communication network providers, web hosting providers and operating system manufacturers. If these third parties are not successful in distributing the Company's products and services it could have a material adverse effect on the Company's prospects, business, financial condition or results of operations.

Management of growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The Company's ability to manage its growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base.

The inability of the Company to deal with this growth could have a material adverse impact on its business, operations and prospects. While management believes that it will have made the necessary investments in infrastructure to process anticipated volume increases in the short term, the Company may experience growth in the number of its employees and the scope of its operating and financial systems, resulting in increased responsibilities for the Company's personnel, the hiring of additional personnel and, in general, higher levels of operating expenses.

New business areas and geographic markets

The Company's growth strategy is dependent upon expanding its offerings into new business areas or new geographic markets. There can be no assurance that these new business areas and geographic markets will generate the anticipated volume of customers, users or revenue. In addition, any expansion into new business areas or geographic markets could expose the Company to new risks, including compliance with applicable laws and regulations, changes in the regulatory or legal environment; different customer preferences or habits; adverse exchange rate fluctuations; adverse tax consequences; differing technology standards or end-user requirements and capabilities; difficulties staffing and managing foreign operations; infringement of third party intellectual property rights; the cost of localising software (including translations) or otherwise adapting its products and services for new markets; difficulties collecting accounts receivable; or difficulties associated with repatriating cash generated or held abroad in a tax-efficient manner. These factors could cause the Company's expansion into new business areas or geographic markets to be unsuccessful or less profitable than its existing markets, or could cause the Company's operating costs to increase unexpectedly or its revenues to decrease, any of which could have a material adverse effect on the Company's prospects, business, financial condition or results of operations. The Company expects that a majority of its future revenue will be derived from its business operations outside of Canada. Execution of this business strategy is subject to a variety of risks, including operating and technical problems, regulatory uncertainties and possible delays.

Operational and financial infrastructure

The Company is subject to growth-related risks, capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. This expansion may require the Company to commit financial, operational and technical resources in advance of an increase in the size of the business, with no assurance that the volume of business will increase or that such initiatives to improve and upgrade its systems and infrastructure will be successful. The inability to deal with this growth or any failure in these initiatives could have a material adverse effect on the Company's prospects, business, financial condition or results of operations.

Information technology defects

The integrity, reliability and operational performance of the Company's content aggregation, parsing and distribution and other operational information technology ("IT") systems are critical to the Company's ability to serve its businesses. The Company's IT systems may be damaged or interrupted by increases in usage, human error, unauthorised access, natural hazards or disasters or similarly disruptive events. Any failure of these IT systems or the telecommunications and/or other third party infrastructure on which such systems rely, as described in "— Reliance on Third-Party Owned Communication Networks" could lead to significant costs and disruptions that could reduce the Company's revenue, harm the Company's business reputation and have a material adverse effect on the Company's prospects, business, financial condition or results of operations.

The Company has procedures and measures in place to protect against network or IT system failure or disruption. However, those procedures and measures may not be effective to ensure that the Company is able to carry on its business in the ordinary course if they fail or are disrupted. In addition, the Company's IT systems may not be effective in detecting any intrusion or other security breaches, or safeguarding against sabotage, hackers, denial of service attacks, viruses or cybercrime. Any failure in these protections could harm the Company's business reputation and have a material adverse effect on the Company's prospects, business, financial condition or results of operations.

The Company may not be able to protect its intellectual property rights and could be at risk of infringing third-party intellectual property rights

The Company's ability to compete effectively depends, among other things, on the Company's ability to protect, register and enforce (as appropriate), the Company's intellectual property rights, including, in particular, the Company's intellectual property rights relating to Oryx's software. Initiating and maintaining suits against third parties that may infringe upon the Company's intellectual property rights will require substantial financial resources. The Company may not have the financial resources to bring such suits and if the Company does bring such suits, the Company may not prevail. The Company's inability to protect these rights and related expenses involved could have an adverse impact on the Company's operations, financial performance and prospects.

The Company faces the risk that the Company's intellectual property rights may be infringed by a third-party, and there can be no assurance that the Company will successfully prevent or restrict any such infringing activity. The costs incurred in bringing or defending any infringement actions may be substantial, regardless of the merits of the claim, and an unsuccessful outcome for the Company may result in royalties or damages being payable and/or the Company being required to cease using any infringing intellectual property or embodiments of any such intellectual property (such as software). If any of the Company's intellectual property is held to be infringing, there can be no assurance that the Company will be able to develop or obtain (on favorable terms or at all) alternative non-infringing intellectual property.

The Company may receive, from time to time, letters from intellectual property holders alleging that certain of the Company's products and services infringe the intellectual property rights of third parties. Some of these may result in litigation proceedings being commenced against any member of the Company and the Company's directors, or settlements for amounts that may be material to the Company. The Company will need to divert resources to address any such claims that may arise. If any of the Company's solutions infringe a valid intellectual property claim, the Company could be prevented from distributing that particular product, unless and until the Company can obtain a license or redesign the product in question to avoid infringement. A license may not be available or may require the payment by the Company of substantial royalties. Additionally, the Company may not be successful in any attempt to redesign the infringing product. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and the Company may not have the financial and human resources to defend itself against any infringement suits that may be brought against the Company.

There can be no assurance that third parties will not independently develop or have not so developed similar or equivalent software to the Company's software, or will not otherwise gain access to the Company's source code, software or technology.

There can be no assurance that the Company's registered and unregistered intellectual property is valid or enforceable and such intellectual property may be subject to challenge or circumvention by third parties. The Company has not registered all intellectual property rights that are registrable and which are material to the Company's business and no assurance can be given that any applications for registration made by the Company will be successful, as applied for or at all.

Moreover, due to the differences in foreign patent, trademark, trade dress, copyright and other laws concerning rights, the Company's intellectual property may not receive the same degree of protection in foreign countries as it would in Canada. The Company's failure to possess, obtain or maintain adequate protection of the Company's intellectual property rights for any reason in these jurisdictions could have a material adverse effect on the Company's business, results of operations and financial condition.

Currency Fluctuations

The Company's reporting currency will be in Euros but an increasing proportion of the Company's revenue may be earned and expenses may be incurred in other currencies, including the Canadian dollar, the pound sterling, and the American dollar. The movement of any of these currencies against the Canadian dollar could have a material adverse effect on the Company's prospects, business, financial condition and results of operations.

Changes in Taxation

Changes in taxation rates or law, or misinterpretation of the law or any failure to manage tax risks adequately could result in increased charges, financial loss, including penalties and reputational damage, and which could have a material adverse effect on the Company's prospects, business, financial condition and results of operations.

End-users are located in a number of different jurisdictions. Revenues earned from end-users located in a particular jurisdiction may give rise to the imposition of direct, indirect or turnover taxes in that jurisdiction. In addition, as customers need to continue to obtain local licenses to enable them to target specific markets, they may be obliged to pay non-gaming local taxes too. This potentially could erode customers' margins for particular markets, which in turn may affect the financial viability of a specific market, and/or result in the customer wishing to renegotiate its arrangements with the Company.

If the Company is found to be, or one of the Company's subsidiaries is found to be, or to have been, a tax resident in any jurisdiction other than that in which it is incorporated or domiciled or to have a taxable permanent establishment or other taxable presence elsewhere, this may have a material adverse effect on the amount of tax payable by the Company. Furthermore, any change in the Company's tax status or in taxation legislation, practice or its interpretation could adversely affect the post-tax returns to shareholders.

With regard to regulated gaming activities, generally speaking, such activities will not only be subject to direct corporate taxation, but also indirect taxes and gaming duties. As the regulatory environment continues to develop, it is becoming clear that the taxation environment may become less favorable, as jurisdictions seek to impose their own regulation and taxation regimes on what was, traditionally, an offshore activity. As a consequence of an increased taxation burden affecting customers and/or Oryx, the Company may see a reduction in related revenue share or a pressure to re-negotiate with key customers.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company's receivables from customers. The Company's exposure to credit risk is influenced by the individual characteristics of each customer. Although the Company expects to establish an allowance for doubtful accounts that represents its estimate of potential credit losses in respect of accounts receivables and historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographical area, there is no assurance that the allowance for doubtful accounts will be sufficient to cover credit losses in the future and future credit losses could have a material adverse effect on the Company's prospects, business, financial condition and results of operations.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company's approach to managing liquidity is to ensure it will always have sufficient liquidity to meets its liabilities when due, under both normal and distressed conditions, without incurring unacceptable losses or risking damage to the Company's reputation. There is no assurance that the Company's approach to managing liquidity will prove successful and should the Company be unable to meet its liabilities when due it could have a material adverse effect on the Company's prospects, business, financial condition and results of operations.

Conflicts of Interest

Certain proposed directors and officers of the Company may become associated with other reporting issuers or other companies which may give rise to conflicts of interest. In accordance with the CBCA, directors who have a material interest or any person who is a party to a material contract or a proposed material contract with the Company are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the directors are required to act honestly and in good faith with a view to the best interests of the Company, as the case may be. Certain of the directors have either other employment or other business or time restrictions placed on them and accordingly, these directors will only be able to devote part of their time to the affairs of the Company.

Results of operations may be negatively impacted by the COVID-19 outbreak

In December 2019, the 2019 novel coronavirus (COVID-19) surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak then characterized it as a pandemic on March 11, 2020. The outbreak has spread throughout Europe, South America, Canada, and the United States, causing companies and various international jurisdictions to impose restrictions, such as quarantines, closures, cancellations and travel restrictions.

At this time, it is unknown the extent of the impact the COVID-19 outbreak may have on the Company in the long-term as this will depend on future developments that are highly uncertain and that cannot be predicted with confidence. These uncertainties arise from the inability to predict the ultimate duration of the outbreak, including the duration of travel restrictions, business closures or disruptions, quarantine and isolation measures that are currently, or may be put, in place by Canada and other countries to fight the virus. However, the Company derives the majority of its revenue from online casino gaming. This sector has largely benefited from the various international "lock downs", requiring people to stay at home. As a result, such forms of entertainment have prevailed in a similar fashion to the various streaming businesses. Furthermore, the Company has limited exposure to sports betting revenues that have obviously been impacted by the lack of professional sports. As at the time of this AIF, the Company's financial position and cash flow had not been adversely impacted. However, future impact of the outbreak is highly uncertain and cannot be predicted, and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain COVID-19.

Cash Flow from Operations

The Company had a positive operating cash flow for the financial year ended December 31, 2020. Although the Company anticipates it will have positive cash flow from operating activities in future periods, the Company cannot guarantee it will have a cash flow positive status in the future. If the Company does not achieve or maintain profitability or positive cash flow from operating activities, then there could be a material adverse effect on the Company’s business, financial condition and results of operation.

Forward-Looking Statements May Prove Inaccurate

Readers are cautioned not to place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

Current Global Financial Condition

Current global financial conditions have been subject to increased volatility and access to equity financing has been, or may be, negatively impacted by the liquidity crisis and market turmoil, and any worsening of these situations. These factors, which include the nature, effects and timing of administrative and legislative change, and possible changes in regulation or regulatory approach resulting from the 2020 general election in the United States, may impact the ability of the Company to obtain equity or debt financing in the future whether on terms favourable to the Company or at all. If these increased levels of volatility and market turmoil continue, or worsen, the Company's operations could be adversely impacted and the trading price of the Common Shares could be adversely affected.

Contingent Liabilities

In the ordinary course of business, the Company is involved in and potentially subject to, legal actions and proceedings. In addition, the Company is subject to tax audits from various tax authorities on an ongoing basis. As a result, from time to time, tax authorities may disagree with the positions and conclusions taken by the Company in its tax filings or legislation could be amended or interpretations of current legislation could change, any of which events could lead to reassessments.

The Company believes it is impractical to disclose a reasonable estimate of any potential contingent liability due to the wide range of assumptions and interpretations implicit in the assessments.

Risk Factors Related to Oryx

Concentrated customer base accounts for significant portion of revenues of Oryx

Oryx depends on a small number of significant customers for a large portion of revenue. The business of Oryx was dependent on ten customers for approximately 58% of its revenue in the fiscal year ended December 31, 2020. Oryx expects such demand from a small number of customers to continue to account for a substantial portion of its revenue for the current fiscal year. In addition, Oryx's accounts receivables tend to be concentrated with a small group of customers and it expects this to continue, though the Company is diversifying its revenue sources.

The loss of any significant customer, a significant decrease in business from any such customer or a reduction in customer revenue due to adverse changes in the terms of contractual arrangements or other factors could harm its results of operations and financial condition. Revenue from individual customers may fluctuate from time to time.

Loss of license

The Oryx Licenses and Registrations, and the gaming licenses of any of its customers may not be renewed or may be revoked for a variety of reasons, including the failure by Oryx's directors, officers or senior management or significant shareholders or other investors to adequately comply with the suitability, information reporting or other requirements of licensing and regulatory authorities. Such revocation or non-renewal may materially adversely affect Oryx's operations, financial performance, and prospects. The revocation of a gaming license could also result in reputational damage to Oryx, may cause Oryx's other licenses to be subject to review and could materially adversely affect Oryx's operations, financial performance and prospects.

Money laundering/fraudulent activity in online transactions

Online transactions may be subject to sophisticated schemes or collusion to defraud, launder money or other illegal activities. There is a risk that Oryx's products or systems may be used for those purposes by Oryx's customers' players. There is also a risk that Oryx will be subject to fraudulent activities by Oryx's employees. Any exposure to fraud and/or money laundering could subject the Company and Oryx to financial losses, business disruption and damage to the Company's and Oryx's reputation. In addition, there is a risk that Oryx may be subject to investigation and sanctions by a regulator and/or to civil and criminal liability if Oryx has failed to comply with Oryx's legal obligations relating to the reporting of money laundering or other offences. Oryx has implemented policies and procedures designed to minimise the risk of fraud and money laundering, including conducting anti-money laundering checks on Oryx's customers. However, there can be no guarantee that these policies and procedures will be effective in all cases.

User data

Oryx may require the registration of its users or end users prior to accessing its offerings or certain features of its offerings and it may be subject to increased legislation and regulations on the collection, storage, retention, transmission and use of user-data that is collected. Oryx's efforts to protect the personal information of its users may be unsuccessful due to the actions of third parties, software bugs or technical malfunctions, employee error or malfeasance, or other factors. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to Oryx's data or its user's data. If any of these events occur, users' information could be accessed or disclosed improperly. Any incidents involving the unauthorized access to or improper use of the information of users or incidents involving violation of Oryx's terms of service or policies, could damage Oryx's reputation and Oryx's brands and diminish its competitive position. In addition, the affected users or governmental authorities could initiate legal or regulatory action against Oryx in connection with such incidents, which could cause Oryx to incur significant expense and liability or result in orders or consent decrees forcing Oryx to modify its business practices and remediate the effects of any such incidents of unauthorized access or use. Any of these events could have a material adverse effect on Oryx's prospects, business, financial condition or results of operations.

Oryx transmits and stores a large volume of data in the course of supporting its offerings. The interpretation of privacy and data protection laws and their application to the Internet is unclear and subject to rapid change in numerous jurisdictions. There is a risk that these laws may be interpreted and applied in a manner that is not consistent with Oryx's data protection practices and results in additional compliance or changes in Oryx's business practices, or both, and liability or sanction under these laws. In addition, because its offerings are accessible in many jurisdictions, certain foreign jurisdictions may claim that Oryx is required to comply with local laws, even where Oryx has no local operating entity, employees, infrastructure or other physical presence in those jurisdictions.

Reputational challenge of dealing in the gaming industry

The gaming industry is subject to negative publicity relating to perceptions of underage gaming, exploitation of vulnerable customers and the historical link of the gaming industry to criminal enterprise. As a supplier to the industry, such negative publicity can affect Oryx's reputation and correspondingly affect Oryx's financial performance.

Typically, under the terms of the applicable laws and the Oryx Licenses and Registrations, Oryx must avoid making the promotion or advertisement of gaming that is directed at or could be directed at underage players. To the extent that Oryx's respective sites are accessed by minors and/or problem gamblers, brand reputation could be tarnished. Situations can arise where minors or compulsive gamblers could access Oryx's websites or those of Oryx's customers. Where they do so, as well as negative publicity and potential regulatory censure, all of which would have a corresponding detrimental effect on the Company and Oryx.

Reliance on third-party owned communication networks

The delivery of Oryx's offerings and a significant portion of Oryx's revenues are dependent on the continued use and expansion of third-party-owned communication networks, including wireless networks and the Internet. No assurance can be given of the continued use and expansion of these networks as a medium of communications for Oryx.

Effective delivery of Oryx's products and services through the Internet is dependent on Internet service providers continuing to expand high-speed Internet access, maintaining reliable networks with the necessary speeds, data capacity and security, and developing complementary products and services for providing reliable and timely access and services. Changes in access fees (for example, revising the application of bandwidth caps or other metered usage schemes) to users may adversely affect the ability or willingness of users to access Oryx's content. Changes in access fees to distributors, such as Oryx or its service providers, or a departure from "net neutrality" (the principle that all forms of Internet traffic (including video, voice, and text) are subject to equal treatment in transmission speed and quality) or its governing regulations, as described in " Governmental Regulation of the Internet" below, could result in increased costs to Oryx. All of these factors are out of Oryx's control and the manifestation of any of them could ultimately have a material adverse effect on Oryx's prospects, business, financial condition or results of operations.

In addition, increasing traffic, user numbers or bandwidth requirements may result in a decline in Internet (or a subset thereof, including in particular mobile Internet) performance and/or Internet reliability. Internet outages or delays or loss of network connectivity may result in partial or total failure of Oryx's offerings, additional and unexpected expenses to fund further development or to add programming personnel to complete a development project, loss of revenue which could have a material adverse effect on Oryx's prospects, business, financial condition or results of operations.

Governmental regulation of the internet

Governments and regulatory authorities in some jurisdictions in which Oryx's content originates or its users reside, impose rules and regulations affecting the third-party-owned communications networks over which Oryx's services are accessed, including Internet and mobile connectivity, and affecting the content distributed to the public as part of Oryx's offerings. In certain circumstances this governmental regulation of the Internet, which is frequently controversial, protects Oryx's activities from certain tactics by competitors or potential competitors. Should efforts to overturn this governmental regulation prove successful, network services providers could impose restrictions that adversely impact Oryx's ability to deliver content on an equal footing with other audiovisual media providers, which could have an adverse effect on Oryx's prospects, business, financial condition and results of operations.

Network services and media distribution are frequently subject to particular rules or regulations. Guidelines or rules are in place in a number of jurisdictions, with varying degrees of enforcement, with respect to both network services, including network neutrality and media, including content exclusivity and standards. However, although regulatory schemes can vary significantly from jurisdiction to jurisdiction, Oryx is not aware of regulations in any material jurisdiction that would require it to be licensed to carry on its activities over the public Internet in those jurisdictions, except with respect to the Oryx Licenses and Registrations.

Gaming industry is highly regulated

The development and distribution of gaming solutions is, in some jurisdictions, subject to extensive scrutiny and regulation on all levels of government including, but not limited to, federal, state, provincial, local and in some instances, tribal authorities. Accordingly, Oryx only conducts business in jurisdictions where gaming is legal or not strictly prohibited without a local license. Many jurisdictions require licenses, permits and documentation of suitability, demonstrating the financial stability for the providers of such gaming solutions in addition to their officers, directors, major shareholders and other key personnel. Oryx's delay or failure to obtain these licenses and approvals in any jurisdiction may prevent Oryx from distributing Oryx's solutions and generating revenues in those jurisdictions. A gaming regulatory body may refuse to issue or renew a registration, including the Oryx Licenses and Registrations, if Oryx, or one of its directors, officers, employees or associates: (i) are considered to be a detriment to the integrity or lawful conduct or management of gaming; (ii) no longer meet a registration requirement; (iii) have breached or are in breach of a condition of registration or an operational agreement with a lottery corporation; (iv) have made a material misrepresentation, omission or misstatement in an application for registration or in reply to an enquiry by a person conducting an audit, investigation or inspection under the gaming control legislation; (v) have been refused a similar registration in another jurisdiction; (vi) have held a similar registration, or license in that province or another jurisdiction which has been suspended or cancelled; or (vii) have been convicted of an offence, inside or outside of a particular jurisdiction, that calls into question Oryx's honesty or integrity or the honesty or integrity of one of Oryx's directors, officers, employees or associates.

Additionally, Oryx's solutions must be approved for use in certain jurisdictions in which they are offered; this process cannot be assured or guaranteed. Obtaining these approvals is a time consuming process that can be extremely costly and cannot be assured. A supplier of gaming solutions may pursue corporate regulatory approval with regulators of a particular jurisdiction while it pursues technical regulatory approval for its gaming solutions by that same jurisdiction. It is unlikely, although possible, that after incurring significant expenses and dedicating substantial time and effort towards such regulatory approvals, that Oryx may not obtain either of them. If Oryx fails to obtain the necessary certification, registration, license, approval or finding of suitability in a given jurisdiction, including the Oryx Licenses and Registrations, Oryx would likely be prohibited from distributing Oryx's solutions in that particular jurisdiction all together. Furthermore, some jurisdictions require license holders to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, stock offerings and repurchases. Oryx may not be able to obtain all necessary registrations, licenses, permits, approvals or findings of suitability in a timely manner, or at all. Oryx's failure to obtain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on Oryx's business. Further, changes in existing gaming regulations may hinder or prevent Oryx from continuing to operate in those jurisdictions where Oryx currently carries on business, which would harm Oryx's operating results and financial condition. In particular, the enactment of unfavorable legislation or government efforts affecting or directed at suppliers or gaming operators, such as referendums to increase gaming taxes or requirements to use local distributors or service providers, may have a negative impact on Oryx's operations. Furthermore, gaming regulatory bodies may from time to time require changes to Oryx's practice in complying with the various disclosures and reporting requirements. If Oryx fails to comply with any existing or future disclosure requirements, the regulators may take action against Oryx which could ultimately include cancellation of a gaming registration, including the Oryx Licenses and Registrations.

Impact of customers' operations in unregulated or prohibited jurisdictions

Certain of Oryx's customers may, from time to time, provide gaming services to players in unregulated markets. This activity by any of Oryx's customers does not necessarily amount to an infringement of laws or regulation in a given jurisdiction, but it is not uncommon for customers to cease providing interactive gaming services in an unregulated market in response to changes or intimated changes to laws or regulation. If a customer is found to have infringed laws or regulations in an unregulated jurisdiction this could materially adversely affect Oryx's operations, financial performance and prospects.

Oryx cannot be certain that its customers will not provide interactive gaming services to end-users in markets which prohibit interactive gambling. Oryx may be considered by a regulatory body in such a restricted jurisdiction as infringing the laws or regulations of that jurisdiction on the basis that Oryx is aiding the infringement by providing products or services to that customer. If a customer is found to be operating in a prohibited market, this could materially adversely affect Oryx's operations, financial performance, reputation and prospects, as well as jeopardize any one or all of the Oryx Licenses and Registrations by virtue of Oryx's association with, or provision of products or services to, such customer.

Oryx derives revenues from players located in jurisdictions in which Oryx does not hold a licence

In certain jurisdictions, online gaming and gambling is either not regulated at all, is subject to very limited regulation, or its legality is unclear. These jurisdictions are commonly referred to in the gaming industry as "unregulated jurisdictions". It is perhaps misleading to refer to Oryx's derivation of revenues from such jurisdictions as being "unregulated". The relevant transactions and the associated player relationships that underpin them are, in fact, regulated in either Malta or Gibraltar, being the jurisdictions in which Oryx either holds point-of-supply licenses or in which its commercial partners do. As such, such transactions are in fact heavily regulated but are not themselves regulated in the jurisdiction within which the player is ultimately located. There is a risk that such jurisdictions may enact regulations relating to online real money or social gaming and that Oryx may be required to register its activities or obtain licenses (or obtain further registrations or licenses, as applicable), pay taxes, royalties or fees, or that the operation of online gaming and gambling businesses in such jurisdictions may be prohibited entirely. The implementation of additional regulatory requirements or payments in such jurisdictions may have an adverse effect on the viability of Oryx's operations, business, or financial performance. Where Oryx or its partners fail to obtain the necessary registrations or licenses, make the necessary payments, or operate in a jurisdiction where online gaming and gambling is deemed to be or becomes prohibited, Oryx or its partners may be subject to investigation, penalties or sanctions, or be forced to discontinue operations entirely, which may negatively impact Oryx's business, prospects, revenues, operating results and financial condition.

Certain of Oryx's technology providers, payment processing partners, or other suppliers of content or services (collectively, "Infrastructure Services") may cease to provide, or limit the availability of, such Infrastructure Services to the extent Oryx derives revenue from, or makes such Infrastructure Services available to customers in, unregulated jurisdictions. Were Oryx's access to such Infrastructure Services to become unavailable or limited as a result of operations servicing customers located in unregulated jurisdictions, Oryx's business, prospects, revenues, operating results and financial condition may be adversely affected. There is also a risk that they may not be able to source suitable or economical replacements if such Infrastructure Services becomes unavailable.

Unregulated jurisdictions may lack or have diminished regulations relating to, amongst other things, consumer protection, the prevention of money-laundering, game fairness and technology or data security which may be detrimental to customers. There is a risk that unscrupulous online gaming and gambling operators that actually operate from within unregulated jurisdictions may fail to maintain effective policies, procedures and safeguards in the aforementioned areas and that the actions or omissions of such unscrupulous operators may damage the reputation of all online gaming and gambling businesses operating in unregulated jurisdictions or lead to the adoption of new regulations. This may negatively impact the Oryx's business, prospects, revenues, operating results and financial condition.

Oryx operates in regulated jurisdictions in which existing online gaming and gambling regulations may retrench or increase.

Some countries from which the online gambling industry has historically derived revenue have introduced regulations attempting to restrict or prohibit online gaming and gambling, while other jurisdictions have taken the position that online gaming and gambling should be regulated and have adopted or are in the process of considering legislation to enable that regulation. The introduction of new gambling regulations or changes to the nature and scope of existing gaming and gambling regulations (and applicable laws and regulations more generally) in the territories in which Oryx operates or may operate or from where Oryx derives or may derive revenue could have a material adverse effect on Oryx's business, prospects, revenues, operating results and financial condition.

While certain European countries such as Malta and Gibraltar have adopted "point-of-supply" regimes which generally permit their licensees to accept wagers from any jurisdiction that does not expressly prohibit the supply of online gambling from outside such jurisdiction, other countries, including the UK, Spain and Denmark have implemented, or are in the process of implementing, "point-of- consumption" regimes which only permit the targeting of the domestic market, provided the appropriate local license is obtained and local taxes accounted for (regardless of where the operator's assets, infrastructure and employees may be located). Such licensing regimes can apply onerous compliance requirements and/or introduce product restrictions or marketing restrictions that could have an adverse effect on Oryx's operations (and correspondingly on its financial performance).

Operators within the online gambling industry, including Oryx, traditionally have based their own risk rationales on a remoteness of supply, adopting a "country of origin" approach that justifies supplying gambling services into a jurisdiction unless there was something within the laws of that jurisdiction that explicitly outlawed such provision, and explicitly applied to such inward supply emanating from outside its borders.

Other European territories continue to defend limited licensing regimes that protect monopoly providers or favour local incumbents and, in certain jurisdictions, have combined this with an attempt to prohibit or otherwise restrict operators established and licensed in other countries from offering gaming or gambling products into the territory entirely.

A number of jurisdictions do not agree with this justification but have historically been unable to prevent inward remote supply due to a lack of extra-territorial enforceability of their laws. As a result, a number of jurisdictions have sought to regulate online gambling whilst a small number of other jurisdictions have sought to expand their existing legislation to explicitly prohibit such inward supply. Some jurisdictions include wording in their legislation which seeks to apply it extra territorially, thereby challenging the aforementioned country-of-origin approach. Conflict of law arguments do continue to arise, however, notably in the European Union where Member States remain subject to the TFEU and jurisprudence in the ECJ has applied EU freedom principles to the online gambling industry and eroded any protectionism where identified.

Future legislative initiatives and court decisions may have a material impact on Oryx's operations and financial results. There is a risk that governmental authorities may view Oryx as having violated their local gaming regulations and laws if they fail to comply with local rules and requirements, including those relating to the licenses they hold. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities, incumbent monopoly providers, or private individuals, could be initiated against Oryx and its internet service providers, credit card processors, advertisers and others involved in the online gaming and gambling industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed on Oryx or its business partners, and may divert the attention of key executives of Oryx and the Company. Such proceedings could have a material adverse effect on Oryx's business, prospects, revenues, operating results and financial condition as well as its reputation.

There can be no assurance that prohibitive legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to Oryx's business to regulate various aspects of the internet or the online gaming and gambling industry (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on Oryx's business, financial condition and results of operations, either as a result of determining that a jurisdiction should be blocked, or because a local license may be costly to obtain and/or such licenses may contain other commercially undesirable conditions.

In addition, certain countries in which laws currently prohibit or restrict online gaming or the marketing of those services, or protect monopoly providers of gaming or gambling services, may implement changes to open their markets through the adoption of competitive licensing and regulatory frameworks. While these changes may provide growth opportunities for Oryx, a new licensing and regulatory regime adopted in any such country may not grant a license to Oryx or may impose onerous conditions such as a requirement to locate significant technical infrastructure within the relevant territory or establish and maintain real-time data interfaces with the regulator, together with enforcement sanctions for breach thereof, taxation liabilities that make the market unattractive to Oryx, or impose restrictions that limit its ability to offer certain of its key products or to market its products in the way it would wish to do so. Moreover, licensing regimes may require licensees to ring-fence player liquidity, as has happened in the development of the Italian and French licensing regimes, and limitations on player liquidity could have a detrimental effect on Oryx's wider business, particularly in relation to liquidity-reliant product verticals, such as bingo. There is also an associated cost with creating specific bespoke, localized platforms.

If regulation is liberalized or clarified in some jurisdictions, then Oryx may face increased competition from other providers. The opening of new markets, and the clarification of restrictions surrounding online gaming and gambling in other markets where the legal position is currently unclear, may encourage new entrants to the online gaming sector or strengthen the position of competing operators. A significant increase in competition may have a material adverse effect on Oryx's business, prospects, revenues, operating results and financial condition.

Legislative interpretation may result in criminality of activities

Oryx generates the majority of its income through licensing Oryx's technology and games to enable gaming operators to provide gaming services to customers where such services are dependent on that software and the functionality it provides. One of the consequences of Oryx's supply of operational gaming software to customers is the potential regulatory risk associated with doing so. While in many jurisdictions laws and regulations may not specifically apply to gaming software licensors (as distinct from its customers' delivery to end customers), this is not universally the case and, indeed, some jurisdictions have sought to regulate or prohibit such supply explicitly.

Furthermore, Oryx relies on the continuity of supply by Oryx's customers to their end-users using the gaming related software and technology which Oryx licenses. Laws and regulations relating to the supply of gaming services are complex, inconsistent and evolving and Oryx may be subject to such laws either directly through explicit service provision or indirectly insofar as it has assisted the supply to customers who are themselves subject to such laws.

Operators within the remote gaming industry have sought, in the past, to justify their activities by asserting that if remote gaming is permitted from the country of origin (i.e., from the point of supply) then the laws in the country of receipt would have to specifically outlaw the activity of the customer (remotely accessing interactive gaming services) or an entity in that jurisdiction or have the authority to implement laws that impacted outside the jurisdiction in order to render the activity illegal, or entitle the country of receipt to assert jurisdiction. Operators have sought to reduce any associated risks of jurisdictions forming a contrary view by limiting or omitting to have physical presence in such jurisdictions where any connected activities are not clearly legal. There are a number of jurisdictions that consider this rationale to be unjustified. Indeed in some territories, laws have been passed to expressly criminalize the provision of (and sometimes the participation in) gaming, irrespective of where the operator is located and licensed. There is a corresponding, continuing risk to any participant in the gaming industry (be they an operator, supplier or other service provider) that jurisdictions in which customers are located may seek to argue that such a participant was acting illegally in accepting or assisting in the acceptance of wagers from its citizens or in the manner in which it operates gaming networks. This could lead to actions being brought against customers which, in turn, could have a detrimental effect on the financial performance and Oryx's reputation. Similarly, where supply by Oryx to the customer is critical to the gaming transaction, one cannot rule out the risk that direct enforcement action will be taken against Oryx or any of Oryx's employees and directors.

Many jurisdictions have not updated their laws to address the supply of remote gaming, which by its nature is a multi-jurisdictional activity. Moreover, the legality of interactive gaming and the provision of software, services and gaming network management is subject to uncertainties arising from differing approaches by legislatures, regulators and enforcement agents including in relation to determining in which jurisdiction the gaming takes place and therefore which law applies. This uncertainty creates a risk for Oryx that even in instances where older laws have not been updated to address new technology, courts may interpret older legislation in an unfavorable way and determine customers' and/or Oryx's activities to be illegal. This could lead to actions being brought against customers and/or Oryx or any of Oryx's employees and directors, all or any of which may, individually or collectively, have a detrimental effect on Oryx's financial performance and Oryx's reputation.

Oryx seeks to keep abreast of legal and regulatory developments affecting the gaming industry as a whole. However, Oryx does not necessarily monitor, on a continuous basis, the laws and regulations in every jurisdiction where Oryx's customers derive business and, correspondingly, from where Oryx may derive revenue. Oryx adapts its regulatory policy and, therefore, the scope of Oryx's ongoing monitoring on the basis that an individual market's materiality to both any relevant customer and to Oryx may change. As such, Oryx may receive revenue from customers' dealing in jurisdictions where Oryx may be unaware of the full extent of enforcement risk.

Despite the monitoring undertaken by Oryx and the precautions Oryx takes as to the location of employees or assets, there remains a prospect that, in the event of legislation being interpreted in an unfavorable or unanticipated way, such measures are not sufficient and result in actions being brought against Oryx or Oryx's employees and directors, all of which would have a detrimental effect on financial performance and Oryx's reputation. Furthermore, similar actions could be brought against customers with the consequence that revenue streams from such customers may be frozen or traced at the behest of authorities even if none of Oryx's entities are made a party to any legal proceedings against any such customer. Customers may also face problems in legitimately moving monies in and out of certain jurisdictions which will impact upon payments from customers. Finally, there is also a risk that Oryx's directors or employees or individuals engaged by Oryx (or directors, employees or individuals connected to any customer) may face extradition, arrest and/or detention in (or from) such territories even if they are only temporarily present.

Evolving nature of gaming regulation

The application of laws designed to enshrine trade freedoms is the subject of ongoing and developing jurisprudence which, ultimately, may result in a regulatory environment that impacts negatively on multi-national stakeholders in the gaming industry such as the Company and its customers.

The way in which gaming laws are evolving is unpredictable and, in some instances, laws have appeared to have been fully implemented by certain jurisdictions in contravention of the jurisprudence and guidance given by related jurisdictions, even following review and comment on draft laws and regulations. As a result, the Company and its customers remain subject to some ongoing uncertainty and to the associated risks that such laws may, ultimately, be interpreted and implemented in a disadvantageous way.

While much global legislative action focuses on liberalizing interactive gambling regulations, in many cases these efforts move slowly, and it may take many years for markets to actually open up to licensed competitors even after laws pass. In addition, there is still potential for legislation that is intended to reduce or eliminate interactive gambling. Furthermore, credit card companies have tightened restrictions on the use of credit cards for interactive gambling transactions.

Regulatory perception of gaming operators and suppliers, and their respective regulatory risk

While from a gaming regulatory perspective, operators that directly provide gaming services to their customers are generally perceived to be exposed to a greater degree of enforcement risk than their suppliers, in some jurisdictions laws extend to directly impact such gaming suppliers. Furthermore, a supplier's nexus with a particular jurisdiction may expose it to specific enforcement risks, irrespective of whether there has been an attempt to bring proceedings against any supported operator.

The interactive gaming market has developed such that the nature of some of the services undertaken by suppliers on behalf of operators places them closer to the actual customer transaction, arguably rendering them quasi-operators in their own right. A number of fundamental points have begun to emerge from these market developments. Suppliers cannot claim ignorance of, or indifference to, the origin of an operator's business. Indeed, enforcement proceedings brought against an operator may result in action being taken against a supplier (and even brought in the absence of the former). From a reputational and risk perspective, therefore, it is not sufficient for a supplier to avoid evaluating the risks associated with the businesses of the entities it supplies.

Ultimately, the market may view, or in the future may view, the regulatory risk associated with the business of supplying software and services to gaming operators as being comparable with the regulatory risk attaching to operators themselves. In such circumstances, there is an associated risk that investors may apply valuation methods to any such supplier that are the same as the valuation methods used to value operators, and which build in the same regulatory risk even though, in many territories, such suppliers would be considered sufficiently removed from the transactional activity to warrant the application of a discrete risk analysis.

DIVIDENDS AND DISTRIBUTIONS

The Company has neither declared nor paid any dividends on its Common Shares since the date of its incorporation. Any payments of dividends on the Common Shares will be made in accordance with the CBCA and will be dependent upon the financial requirements of the Company to finance future growth, the financial condition of the Company and other factors which the Board may consider appropriate under the circumstances. It is unlikely that the Company will pay dividends in the immediate or foreseeable future.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The authorized share capital of the Company consists of an unlimited number of Common Shares without nominal or par value. As of the date of this AIF, there are 198,238,111 Common Shares issued and outstanding. The holders of Common Shares are entitled to one vote per Common Share at any meeting of the Shareholders and to receive the property of the Company on liquidation, dissolution or winding-up. The Common Shares carry no special rights or restrictions.

Equity Awards

In addition to streamlining the administration of equity incentives, the purpose of the Company's Omnibus Equity Incentive Plan ("Omnibus Plan") is to advance the interests of the Company and its affiliates by: (a) attracting, rewarding and retaining highly competent persons as directors, officers, employees and consultants of the Company; (b) providing additional incentives to such persons by aligning their interests with those of the shareholders; and (c) promoting the success of the Company's business.

The Omnibus Plan is a "fixed" security-based compensation plan, and the Company has authorized up to 31,800,000 Common Shares available for issuance under the Omnibus Plan, less stock options ("Options") and deferred share units ("DSUs") previously awarded and outstanding under former stock option plans.

The number of Common Shares issuable to insiders of the Company within any one-year period under the Omnibus Plan, together with any other security-based compensation arrangement, may not exceed 10% of the issued and outstanding Common Shares (on a non-diluted basis). In addition, the aggregate number of Common Shares issuable to any one person in any one-year period under the Omnibus Plan, together with any other security based compensation arrangement, may not exceed 5% of the outstanding Common Shares (on a non-diluted basis).

The Incentive Plan provides for the grant of Options. DSUs, restricted share units ("RSUs"), performance share units ("PSUs"), stock appreciation rights ("SARs") and other share-based awards (each an "Award" and collectively, the "Awards"). All Awards are granted by an agreement or other instrument or document evidencing the Award granted under the Incentive Plan (an "Award Agreement"). Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an affiliate. Awards granted in addition to or in tandem with other Awards may be granted either at the same time or at different times. The date of grant, the number of Common Shares, the vesting period and any other terms and conditions of Awards granted pursuant to the Incentive Plan are to be determined by the Board, subject to the express provisions of the Incentive Plan and the applicable award agreement. The Incentive Plan also gives the Board discretion to make other equity incentive awards, subject to the approval of the TSX.

As at the date of this AIF, there are 14,270,852 Options, 400,000 RSUs, 1,200,000 PSUs, and 1,299,000 DSUs granted and outstanding pursuant to the Omnibus Plan.

Additional information regarding the Omnibus Plan and the criteria the Board uses in determining grants of Equity Awards is discussed in the Company's management information circular dated October 29, 2020 filed on www.sedar.com under the Company's profile.

Warrants

As of this date of this AIF, the Company has 168,861 broker warrants issued and outstanding. Broker warrants are convertible to one Common Share with an exercise price of C$0.70.

MARKET FOR SECURITIES

Trading Price and Volume

In 2020, the Common Shares were listed and posted for trading on the TSXV under the symbol "BRAG". The following table sets out trading information for the Common Shares for the periods indicated as reported by the TSXV for the most recently completed financial year.

Period	High (C$/share)	Low (C$/share)	Volume
2020
December	1.860	0.830	44,094,389
November	0.940	0.670	30,398,747
October	0.980	0.470	16,122,416
September	0.550	0.375	4,215,834
August	0.520	0.395	2,730,188
July	0.610	0.400	2,855,292
June	0.580	0.320	3,000,483
May	0.390	0.280	2,238,728
April	0.400	0.160	5,065,585
March	0.240	0.150	1,296,055
February	0.245	0.155	2,509,089
January	0.240	0.165	2,034,385

Prior Sales

The following table sets out the securities issued during the most recently completed financial year that are not listed or quoted in a marketplace other than Options. The principal terms of Equity Awards are described above under "Description of Capital Structure – Equity Awards".

Date Issued	Type of Security	Amount Issued	Issue Price
May 4, 2020	Stock Options	700,000	C$0.30 per share(1)
July 31, 2020	Stock Options	160,000	C$0.23 per share(2)
November 30, 2020	Stock Options	7,328,579	C$0.78 per share(3)
November 30, 2020	Deferred Share Units	800,000	n/a
November 30, 2020	Restricted Share Units	900,000	n/a
November 30, 2020	Performance Share Units	1,200,000	n/a

Notes:

(1)	Each Stock Option is exercisable into one Common Share at a price of C$0.30 per share, for a period of five-years from the date of grant.

(2)	Modification of original grant of Stock Options on December 31, 2020 resulting in cancellation of 100,000 Stock Options and issue of 160,000 Stock Options on July 31, 2020. Each Stock Option is exercisable into one Common Share at a price of C$0.23 per share, for a period of four-years and five months from the date of modification of July 31, 2020.

(3)	Each Stock Option is exercisable into one Common Share at a price of C$0.78 per share, for a period of five-years from the date of grant.

DIRECTORS AND OFFICERS

Name, Occupation and Security Holding

At the date of this AIF, in respect of each officer and director of the Company, the following table sets out such officer's or director's municipality of residence, the number and percentage of voting securities beneficially owned, directly or indirectly, or over which such officer or director exercises control or direction, the office held by such officer or director and his principal occupation during the past five years.

Name City, Province and Country of Residence	Position	Principal Occupation(s) During the Five Preceding Years	Director / Officer Since	Number of Common Shares Beneficially Owned or Over which Control is Exercised	Percentage of Common Shares Beneficially Owned or Over which Control is Exercised(1)
Adam Arviv Toronto, ON, CA	Chief Executive Officer Director Member of Compensation Committee	Executive Chairman of Legacy Eight Group Founder of Gaming Nation Inc.	August 27, 2020(2)	8,973,394	4.5%
Ronen Kannor London, UK	Chief Financial Officer	CFO of Stride Gaming Plc	May 15, 2020	66,115	0.0%
Yaniv Spielberg Toronto, ON, CA	Chief Strategy Officer Corporate Secretary	Director of Business Development with the Company Founding member of Legacy Eight Group	January 1, 2020	2,633,546	1.3%

Name City, Province and Country of Residence	Position	Principal Occupation(s) During the Five Preceding Years	Director / Officer Since	Number of Common Shares Beneficially Owned or Over which Control is Exercised	Percentage of Common Shares Beneficially Owned or Over which Control is Exercised(1)
Richard Carter Isle of Man	Executive Chairman of the Board Member of Nomination and Governance Committee	CEO of interactive sports betting solutions and services provider SB Tech	September 30, 2020	826,446	0.4%
Paul Pathak Toronto, ON, CA	Vice-Chairman of the Board Lead Director Member of Audit Committee Member of Nomination and Governance Committee	Securities and investment industry lawyer, partner at Chitiz Pathak LLP Served as a director of Gamesys Plc formerly JPJ Group Plc, the Intertain Group Limited, and Wayland Group Corp.	March 15, 2019	332,644	0.2%
James A. Ryan Caledon, ON, CA	Director Chairman of Audit Committee Member of Compensation Committee	CEO of Pala Interactive LLC Held Board roles at: JPJ Group plc (LSE), Gaming Realms, Pala Interactive LLC, and Fralis LLC	March 15, 2019	332,644	0.2%
Rob Godfrey Toronto, ON, CA	Director Member of Audit Committee Chairman of Compensation Committee	President of Brown Lab Industries Inc. Portfolio companies: Qwatro USA and UrbanDog Holdings Active in Brown Lab's real estate activities	June 27, 2019	206,611	0.1%
Matevž Mazij Ljubljana, Slovenia	Director	Founder and Managing Director of Oryx	January 20, 2021	49,000,000	24.7%
Paul Godfrey Toronto, ON, CA	Director Chairman of Nomination and Governance Committee	Executive Chair of the Board of Directors of Postmedia Network Canada Corp. Chairman of the Board of Trustees of RioCan Real Estate Investment Trust	January 12, 2021	495,867	0.3%
Lara Falzon Xemxija, Malta	Director	CFO of NetEnt Star; and CFO of Red Tiger Gaming	March 1 ,2021	nil	nil

Notes:

(1)	Undiluted.

(2)	Appointed as a director on August 27, 2020 and CEO on November 27, 2020. See "General Development of the Business – Recent Developments".

The directors of the Company are elected by the Shareholders at each annual general meeting and serve until the next annual general meeting, or until their successors are duly elected or appointed. Officers of the Company are appointed by the Board.

At the date of this AIF, 62,867,267 Common Shares were beneficially owned, or controlled or directed, directly or indirectly, by the current directors and executive officers of the Company as a group, representing 31.7% of the issued and outstanding Common Shares on a non-diluted basis.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders

For purposes of this section, "order" means (a) a cease trade order; (b) an order similar to a cease trade order; or (c) an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days.

Paul Pathak was formerly a director of Wayland Group Inc. ("Wayland"), a reporting issuer previously listed on the Canadian Securities Exchange. In April 2019, the Ontario Securities Commission issued a failure-to-file cease trade order against Wayland as a result of Wayland's failure to file its audited financial statements for the year ended December 31, 2018. Subsequently, in December 2019, Wayland was granted an order from the Ontario Superior Court of Justice (commercial list) under the Companies' Creditors Arrangement Act.

Bankruptcies

Except as disclosed below, to the Company's knowledge, no director or executive officer of the Company, and no shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

•	is, or has been within the ten years before the date of this AIF, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

•	has, within the ten years before the date of this AIF become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Penalties or Sanctions

To the Company's knowledge, no director or executive officer of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court, or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Some of the directors or officers of the Company are also directors, officers and/or promoters of other reporting and non-reporting issuers. Accordingly, conflicts of interest may arise which could influence these persons in evaluating possible acquisitions or in generally acting on behalf of the Company, notwithstanding that they will be bound by the provisions of the CBCA to act at all times in good faith in the interest of the Company and to disclose such conflicts to the Company if and when they arise. To the best of its knowledge, the Company is not aware of the existence of any conflicts of interest between the Company and any of its directors and officers as of the date of this AIF. The Shareholders must appreciate that they will be required to rely on the judgment and good faith of its directors and officers in resolving any conflicts of interest that may arise.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

On August 11, 2017, shareholders of Full Color Games, Inc. ("FCGI") filed a derivative lawsuit in District Court, Clark County, Nevada against David Mahon, the CEO of FGCI ("Mahon"), and his solely-owned companies (the "Lawsuit"). The Lawsuit was filed against Mahon for self-dealing, embezzling money from FCGI, and defrauding the shareholders of FCGI. The plaintiff-shareholders in the Lawsuit allege that, from 2012 through 2017, Mahon solicited multiple investors, including the named plaintiff-shareholders (a group which included Mark Munger, a former director of the Company who ceased being a director in August 2019) in the Lawsuit, and informed them that FCGI would be using its intellectual property to develop and commercialize gaming products based on Mahon’s Full Color System. However, Mahon used the shareholders' money for his own personal use.

On June 22, 2018, Mahon filed an Answer and Counterclaim; on February 1, 2019, Mahon, on behalf of FCGI filed an Answer and Third-Party Complaint; and on February 4, 2019, Mahon, on behalf of FCGI, filed a First Amended Answer and Third-Party Complaint. On November 13, 2019, Mahon, on behalf of FCGI, filed a Second Amended Complaint which added additional claims against existing counter-defendants, and added new claims against the Company, Holdings, Oryx, and Matevž Mazij ("Bragg Parties") as third-party defendants. On December 16, 2019, without discussing the substantive merits of the claims, the Clark County District Court granted Mahon’s Motion to Amend allowing him to file the Second Amended Complaint alleging additional claims and adding the Bragg Parties to the litigation. Mahon's counterclaim focuses on Mark Munger, and alleges that he intended to use the Company to wrest control of the FCGI intellectual property from Mahon by way of wrongful conduct.

The Bragg Parties have not received any proprietary information from FCGI and have not used any proprietary information of FCGI or the FCGI System., The Company views its liability as very limited, and, without a contractual relationship, the Bragg Parties owed no duty to FCGI. Management and the Board is of the view that the Lawsuit does not materially affect the operations of the Company, nor should it have a material financial impact, considering its remoteness. Local counsel has advised that the claims are wholly without merit. The Lawsuit is in its very early stage. The Clark County District Court decided to provisionally set trial for April 2022, and set the discovery cut-off for December 9, 2021 and the dispositive motion deadline for January 20, 2022. The Bragg Parties will defend against the Lawsuit and the Company has retained Nevada counsel for all the Bragg Parties

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this AIF, no director or executive officer of the Company or any shareholder holding, of record or beneficially, directly or indirectly, more than 10% of the issued Common Shares, or any of their respective associates or affiliates, had any material interest, directly or indirectly, in any material transaction with the Company within the three years preceding the date of this AIF or in any proposed transaction, which has materially affected or would materially affect Company.

TRANSFER AGENT AND REGISTRAR

The Company's transfer agent and registrar is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.

MATERIAL CONTRACTS

The following are the material contracts entered into by the Company, including certain contracts entered into in the last fiscal year and material contracts entered into before the last fiscal year which are still in effect:

•	On January 18, 2021, the Company entered the KAVO Investor Rights Agreement with KAVO. See "Recent Developments – Oryx Second Earn-Out" for more information on the Fifth Amending Agreement and KAVO Investor Rights Agreement.

INTERESTS OF EXPERTS

There is no person or company whose profession or business gives authority to a statement made by such person or company and who is named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by the Company during, or related to, the Company's most recently completed financial year other than MNP LLP, the Company's auditors. MNP LLP are independent in accordance with the auditor's rules of professional conduct of the Institute of Chartered Accountants of Ontario.

In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company. Neither MNP LLP nor its partners or associates beneficially own, directly or indirectly, any of the outstanding Common Shares of the Company.

AUDIT COMMITTEE DISCLOSURE

The following information regarding the audit committee of the Board (the "Audit Committee") is required to be disclosed pursuant to National Instrument 52-110 – Audit Committees ("NI 52-110").

Pursuant to applicable laws, the policies of the TSX and NI 52-110, the Company is required to have an audit committee comprised of not less than three directors, a majority of whom are not officers, control persons or employees of the Company or an affiliate of the Company. NI 52-110 requires the Company, as a venture issuer, to disclose annually in its information circular certain information concerning the constitution of its audit committee and its relationship with its independent auditor.

The Audit Committee is responsible for the Company's financial reporting process and the quality of its financial reporting. In addition to its other duties, the Audit Committee reviews all financial statements, annual and interim, intended for circulation among Shareholders and reports upon these to the Board. In addition, the Board may refer to the Audit Committee other matters and questions relating to the financial position of the Company. In performing its duties, the Audit Committee maintains effective working relationships with the Board, management and the external auditors and monitors independence of those auditors.

Audit Committee's Charter

The Board is responsible for reviewing and approving the unaudited interim financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. The Audit Committee assists the Board in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited interim financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board for its consideration in approving the unaudited interim financial statements together with other financial information of the Company for issuance to the Shareholders.

The Audit Committee has the general responsibility to review and make recommendations to the Board on the approval of the Company's annual and interim financial statements, the management discussion and analysis and the other financial information or disclosure of the Company. More particularly, it has the mandate to:

(a)	Oversee all the aspects pertaining to the process of reporting and divulging financial information, the internal controls and the insurance coverage of the Company;

(b)	Oversee the implementation of the Company's rules and policies pertaining to financial information and internal controls and management of financial risks and to insure that the certifications process of annual and interim financial statements is conformed with the applicable regulations; and

(c)	Evaluate and supervise the risk control program and review all related party transactions.

The Audit Committee makes sure that the external auditors are independent from management. The Audit Committee reviews the work of outside auditors, evaluates their performance, evaluates their remuneration and makes recommendations to the Board. The Audit Committee also authorizes non- related audit work. A copy of the Charter of the Audit Committee is annexed hereto as Schedule "A".

Composition of the Audit Committee

The following are the members of the Audit Committee:

Name	Independence and Financial Literacy(2)
James A. Ryan(1)	Independent and Financially Literate
Paul Pathak	Independent and Financially Literate
Rob Godfrey	Independent and Financially Literate

Notes:

(1)	Chairman of audit committee.

(2)	Within the meaning of NI 52-110.

Relevant Education and Experience

The education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as an audit committee member is as follows:

James A. Ryan, Director

Mr. Ryan is an experienced online gaming executive who is currently the CEO of Pala Interactive LLC. He has also held a number of other roles within the online gaming sector, including Co-Chief Executive Officer of bwin.party Digital Entertainment plc, Chief Executive Officer at PartyGaming plc, and Chief Financial Officer of Cryptologic Software Limited. Mr. Ryan currently sits on the boards of Gamesys plc, Gaming Realms plc, Pala Interactive LLC, and Fralis LLC. Mr. Ryan has served on the boards of several public and private companies.

Mr. Ryan holds a Chartered Accountant qualification from the Canadian Institute of Chartered Accountants and degree in business from the Goodman School of Business at Brock University.

Paul Pathak, Director

Mr. Pathak has been a partner of Chitiz Pathak LLP since 1996, a Toronto-based law firm serving clients in the securities and investment industries, including issuers and dealers on a full range of securities transactions. Mr. Pathak practices principally in the areas of corporate and commercial law, securities law, and mergers and acquisitions.

Mr. Pathak has acted for issuers in a broad range of securities transactions, including initial public offerings, reverse take-overs, establishment of capital pool companies, going-private transactions and numerous financing structures. Mr. Pathak has served as a member of the board of directors of several private and public corporations. Mr. Pathak currently serves as a director of JPJ PLC (LSE), The Intertain Group Limited (TSX) and Wayland Group Corp. (TSXV).

Mr. Pathak was called to the Ontario Bar in 1994, having completed his LL.B. at Osgoode Hall Law School in 1992.

Rob Godfrey, Director

Mr. Godfrey is the President of Brown Lab Industries Inc. and oversees two portfolio companies: Qwatro USA (specialty chemicals) and UrbanDog Holdings (pet services). In addition, Rob is active in Brown Lab's real estate activities including the management of commercial and industrial properties in Ajax, Etobicoke and Toronto. Previous work experience includes Senior Vice President of the Toronto Blue Jays Baseball Club, President of the Toronto Phantoms Arena Football Team and Associate at TD Securities, and audit committee member of the Ontario Society for the Prevention of Cruelty to Animals (Ontario SPCA). Rob holds a BA from the University of Western Ontario, and a J.D./MBA from Pepperdine University in California.

Audit Committee Oversight

At no time since the commencement of the fiscal year ended December 31, 2020 was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the fiscal year ended December 31, 2020 has the Company relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee has not adopted specific policies and procedures for the engagement of non-audit services.

External Auditor Service Fees (By Category)

Aggregate fees from the Auditor for the fiscal year ended December 31, 2020 and fiscal year ended December 31, 2019 were as follows:

	Fiscal Year Ended December 31, 2020 (C$)	Fiscal Year Ended December 31, 2019 (C$)
Audit Fees	348,218	380,445
Audit-related Fees	149,800	29,217
Tax Fees(1)	46,801	62,315

Notes:

(1)	Fees charged for tax compliance, tax advice and tax planning services.

ADDITIONAL INFORMATION

Additional information, including particulars of directors' and officers' remuneration and indebtedness, principal holders of the Company's securities and interests of insiders in material transactions, where applicable, is contained in the Company's management information circular filed on SEDAR at www.sedar.com. Additional financial information is contained in the Company's audited financial statements and MD&A for the Company's most recently completed financial year, copies of which have been filed with the securities regulatory authorities in the provinces of British Columbia, Alberta, Ontario and Quebec.

Such documents, as well as additional information about the Company, may be found on SEDAR at www.sedar.com under the Company's name.

Schedule "A"

AUDIT COMMITTEE CHARTER

See attached.

BRAGG GAMING GROUP INC.

AUDIT COMMITTEE CHARTER

Effective as of January 29, 2021

This Audit Committee charter (the "Charter") sets forth the purpose, composition, responsibilities, duties, powers and authority of the Audit Committee (the "Committee") of the directors (the "Board") of Bragg Gaming Group Inc. (the "Company").

1.	PURPOSE

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

(a)	financial reporting and disclosure requirements;

(b)	ensuring that an effective risk management and financial control framework has been implemented by management of the Company; and

(c)	external and internal audit processes.

2.	COMPOSITION AND MEMBERSHIP

(a)	The members (collectively "Members" and individually a "Member") of the Committee shall be appointed by the Board to serve one-year terms and shall be permitted to serve an unlimited number of consecutive terms. The Board may remove a Member at any time and may fill any vacancy occurring on the Committee. A Member may resign at any time and a Member will cease to be a Member upon ceasing to be a director of the Company.

(b)	The Committee will consist of at least three Members. Every Member must be a director of the Company. Each Member shall be independent to the extent required by (and subject to the exemptions and other provisions set out in) applicable laws, rules, regulations and stock exchange requirements (collectively "Applicable Laws").

(c)	The chair of the Committee (the "Chair") will be appointed by the Board and confirmed by the Committee or appointed by the Committee from time to time and must have such accounting or related financial management expertise as the Board or Committee may determine in their business judgment is necessary. The Chair must be financially literate to the extent required by (and subject to the exemptions and other provisions set out in) applicable laws, rules, regulations and stock exchange requirements. In this Charter, the terms "independent" and "financially literate" have the meanings ascribed to such terms in Applicable Laws and include the meanings given to similar terms in Applicable Laws to the extent such similar terms are used in this Charter and are applicable under Applicable Laws.

3.	MEETINGS

(a)	Meetings of the Committee will be held at such times and places as the Chair may determine, but in any event not less than four (4) times per year. Any Member may call a meeting of the Committee at any time upon not less than forty-eight (48) hours advance notice being given to each Member orally, by telephone, by facsimile or by email, unless all Members are present and waive notice, or if those absent waive notice before or after a meeting. Members may attend all meetings either in person or by conference call.

(b)	At the request of the external auditors of the Company, the Chief Executive Officer or the Chief Financial Officer of the Company or any Member will convene a meeting of the Committee. Any such request will set out in reasonable detail the business proposed to be conducted at the meeting so requested.

(c)	The Chair, if present, will act as the Chair of meetings of the Committee. If the Chair is not present at a meeting of the Committee, then the Members present may select one of their number to act as chair of the meeting.

(d)	A majority of Members will constitute a quorum for a meeting of the Committee. Each Member will have one vote and decisions of the Committee will be made by an affirmative vote of the majority of Members present at the meeting at which the vote is taken. The Chair will not have a deciding or casting vote in the case of an equality of votes. Powers of the Committee may also be exercised by written resolution signed by all Members.

(e)	The Committee may invite from time to time such persons as the Committee considers appropriate to attend its meetings and to take part in the discussion and consideration of the affairs of the Committee, except to the extent the exclusion of certain persons is required pursuant to this Charter or by Applicable Laws.

(f)	In advance of every regular meeting of the Committee, the Chair will prepare and distribute to the Members and others as deemed appropriate by the Chair, an agenda of matters to be addressed at the meeting together with appropriate briefing materials. The Committee may require officers and employees of the Company to produce such information and reports as the Committee may deem appropriate in order to fulfill its duties.

(g)	meet in camera with only the auditors (if present), with only management (if present), and with only the Members at every Committee meeting;

4.	DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Committee as they relate to the following matters, to the extent considered appropriate or desirable or required by Applicable Laws, are to:

4.1	Financial Reporting and Disclosure

The Committee and its membership shall meet all applicable legal, regulatory and listing requirements, including, without limitation, those of the Ontario Securities Commission ("OSC"), the Toronto Stock Exchange ("TSX"), the Canada Business Corporations Act ("CBCA") and all applicable securities regulatory authorities.

(a)	Review and recommend to the Board for approval, the audited annual financial statements of the Company, including the auditors' report thereon, the management's discussion and analysis of the Company prepared in connection with the annual financial statements, financial reports of the Company, and any initial public release of financial information of the Company through press release or otherwise, with such documents to indicate whether such information has been reviewed by the Board or the Committee;

(b)	review and approval of the quarterly financial statements of the Company including the management's discussion and analysis prepared in connection with the quarterly financial statements, with such documents to indicate whether such information has been reviewed by the Board or the Committee;

(c)	review and recommend to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, material change disclosures of a financial nature and similar disclosure documents;

(d)	review with management and with the external auditors significant accounting principles and disclosure issues and alternative treatments under International Financial Reporting Standards ("IFRS") all with a view to gaining reasonable assurance that financial statements are accurate, complete and present fairly the Company's financial position and the results of its operations in accordance with IFRS; and

(e)	annually review the Company's corporate disclosure policy and recommend any proposed changes to the Board for consideration.

4.2	Internal Controls and Audit

(a)	review and assess the adequacy and effectiveness of the Company's system of internal control and management information systems through discussions with management and the external auditor of the Company to ensure that the Company maintains: (i) the necessary books, records and accounts in sufficient detail to accurately and fairly reflect the Company's transactions; (ii) effective internal control systems; and (iii) adequate processes for assessing the risk of material misstatement of the financial statements of the Company and for detecting control weaknesses or fraud. From time to time the Committee will assess whether a formal internal audit department is necessary or desirable having regard to the size and stage of development of the Company at any particular time, with any such internal audit department reporting directly to the Audit Committee;

(b)	satisfy itself that management has established adequate procedures for the review of the Company's disclosure of financial information extracted or derived directly from the Company's financial statements;

(c)	periodically assess the adequacy of such systems and procedures to ensure compliance with regulatory requirements and recommendations;

(d)	review and discuss the major financial risk exposures of the Company and the steps taken to monitor and control such exposures, including the use of any financial derivatives and hedging activities;

(e)	review and assess, and in the Committee's discretion make recommendations to the Board regarding, the adequacy of the Company's risk management policies and procedures with regard to identification of the Company's principal risks and implementation of appropriate systems to manage such risks including an assessment of the adequacy of insurance coverage maintained by the Company; and

(f)	review and assess annually, and in the Committee's discretion make recommendations to the Board regarding, the investment policy, if any, of the Company.

4.3	External Audit

(a)	recommend to the Board a firm of external auditors to be engaged by the Company;

(b)	ensure the external auditors report directly to the Committee on a regular basis;

(c)	review the independence of the external auditors, including a written report from the external auditors respecting their independence and consideration of applicable auditor independence standards;

(d)	review and approve the compensation of the external auditors, and the scope and timing of the audit and other related services rendered by the external auditors;

(e)	review the audit plan of the external auditors prior to the commencement of the audit;

(f)	establish and maintain a direct line of communication with the Company's external and, if applicable, internal auditors; review the performance of the external auditors who are accountable to the Committee and the Board as representatives of the shareholders, including the lead partner of the independent auditors team;

(g)	oversee the work of the external auditors appointed by the shareholders of the Company with respect to preparing and issuing an audit report or performing other audit, review or attest services for the Company, including the resolution of issues between management of the Company and the external auditors regarding financial disclosure;

(h)	review the results of the external audit and the report thereon including, without limitation, a discussion with the external auditors as to the quality of accounting principles used and any alternative treatments of financial information that have been discussed with management of the Company and the ramifications of their use, as well as any other material changes. Review a report describing all material written communication between management and the auditors such as management letters and schedule of unadjusted differences;

(i)	discuss with the external auditors their perception of the Company's financial and accounting personnel, records and systems, the cooperation which the external auditors received during their course of their review and availability of records, data and other requested information and any recommendations with respect thereto;

(j)	review the reasons for any proposed change in the external auditors which is not initiated by the Committee or Board and any other significant issues related to the change, including the response of the incumbent auditors, and enquire as to the qualifications of the proposed auditors before making its recommendations to the Board; and

(k)	review annually a report from the external auditors in respect of their internal quality- control procedures, any material issues raised by the most recent internal quality-control review, or peer review of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues.

4.4	Non-Audit Services

(a)	pre-approve all non-audit services to be provided to the Company or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities. The Chair shall have the authority to pre-approve non-audit services but pre-approval by the Chair so delegated shall be presented to the Committee at its first scheduled meeting following such pre-approval.

4.5	Oversight Function

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with IFRS and applicable rules and regulations. These are the responsibilities of the management of the Company. The Committee is not accountable or responsible for the day-to-day operation or performance of such activities.

5.	REPORTING

The Committee shall provide the Board with a summary of all actions taken at each Committee meeting or by written resolution. The Committee will annually review and approve the Committee's report for inclusion in the management proxy circular. Minutes of each meeting of the Committee and each written resolution passed by the Committee will be circulated to the Board. The Committee shall produce and provide the Board with all reports or other information required to be prepared under Applicable Laws.

6.	ACCESS TO INFORMATION AND AUTHORITY

The Committee will be granted unrestricted access to all information regarding the Company and all directors, officers and employees will be directed to cooperate as requested by Members. The Committee has the authority to retain, at the Company's expense, independent legal, financial and other advisors, consultants and experts, to assist the Committee in fulfilling its duties and responsibilities. The Committee also has the authority to communicate directly with external and, if applicable, internal auditors of the Company.

7.	REVIEW OF MANDATE

The Committee will annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration.